                                                      Registration No. 33-80973
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 POST-EFFECTIVE
                          AMENDMENT NO. 4 ON FORM S-1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                             TMCI ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                             3444                         77-0413814

(State or other jurisdiction of     (Primary standard industrial   (IRS employer identification
incorporation or organization)      classification code number)     number)




                               1875 DOBBIN DRIVE
                               SAN JOSE, CA 95133
                                  408-272-5700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ROLANDO LOERA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TMCI ELECTRONICS, INC.
                               1875 DOBBIN DRIVE
                               SAN JOSE, CA 95133
                                  408-272-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                           FREDERICK W. LONDON, ESQ.
                                 GOULD & WILKIE
                           ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NY 10005-1401
                                 (212) 344-5680
                               (212) 809-6890 FAX

          Approximate date of commencement of proposed sale to public:

As soon as practicable after the amendment to the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                        (facing page continues)

         THE REGISTRANT HEREBY AMENDS THIS AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                 Subject to Completion, Dated February 2, 1998


PROSPECTUS

               2,672,000 SHARES OF COMMON STOCK ($.001 PAR VALUE)
                 ISSUABLE UPON THE EXERCISE OF CLASS A WARRANTS



                                 128,000 UNITS

                             TMCI ELECTRONICS, INC.

         TMCI Electronics, Inc. (the "Company"), a Delaware corporation, is offering 2,672,000 shares of Common Stock, par value $.001 per share ("Common Stock"), issuable upon the exercise of 2,672,000 outstanding Class A Warrants ("Warrants"). The Warrants became exercisable commencing on March 5, 1997. Each Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period commencing on March 5, 1997. The Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System ("Nasdaq") equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."


         The Warrants were initially sold in March 1996 in an underwritten offering (the "March 1996 Offering") of units ("Units") consisting of one share of Common Stock and one Warrant. The Common Stock and the Warrants were detachable and traded separately upon issuance. The Common Stock and Class A Warrants of the Company are listed on the Nasdaq SmallCap Market. On January 30, 1998, the closing bid price per share of the Common Stock as reported by the Nasdaq SmallCap Market was $4.875.


         The registration statement of which this Prospectus is a part also covers 128,000 Units issuable upon the exercise of the Unit Purchase Option granted to the underwriter in connection with the March 1996 Offering, 128,000 shares of Common Stock included in the Units, 128,000 Warrants included in the Units and 128,000 shares of Common Stock issuable upon exercise of said Warrants. See "Description of Securities."


AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 9, AND "DILUTION."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================================
                                                                                         PROCEEDS TO THE
                          PRICE TO PUBLIC          WARRANT SOLICITATION FEE(1)             COMPANY (2)
----------------------------------------------------------------------------------------------------------------
Per Unit                      $5.50                           $0.22                          $5.28
----------------------------------------------------------------------------------------------------------------
Total (3)                  $14,696,000                      $587,840                      $14,108,160
================================================================================================================


                                     NOTES

(1) Consists of a 4% Warrant solicitation fee which the Company has agreed to pay to Biltmore Securities, Inc., the underwriter in the March 1996 Offering, subject to certain conditions.

(2) Before deducting expenses of the offering payable by the Company, estimated at $45,000.

(3) These proceeds will only be realized upon the exercise of all of the Warrants. There can be no assurance that any of the Warrants will be exercised.



                The date of this Prospectus is        , 1998.

                       NOTE ON FORWARD-LOOKING STATEMENTS

         Certain information set forth in this Prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company can be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Registration statements and other documents and reports that are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (including the Registration Statement) are publicly available through the Commission's web site on the Internet (http://www.sec.gov).

         This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting the Company at TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133, telephone (408) 272-5700, attention:
Chief Financial Officer.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors," and financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

OVERVIEW

         TMCI Electronics, Inc. (the "Company") was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche Manufacturing Company, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"). The principal executive offices of the Company, Touche and TEI are located in San Jose, California. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of the Company. The Company acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 5, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements").

         Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI. The Company now derives its revenues from the operation of its wholly owned subsidiaries, including Touche and TEI.

         Touche and TEI provide custom manufacturing and value-added services, respectively, to original equipment manufacturers ("OEMs"). Their customers are concentrated into four (4) different segments of the Information Technology Industry and include manufacturers of mini, mainframe, micro and personal computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. Touche and TEI do not manufacture or produce any products that are sold to customers from inventory; all of their products are manufactured to customer specifications and all value-added services are performed to the specifications of the customer.


         The Company has recently acquired a wire cable and harness business, a metal stamping manufacturing business and an electronic parts distributor. See "Pen Interconnect, Inc.", "Enterprise Industries, Inc." and "Trinity Electronics, Inc."


TOUCHE MANUFACTURING COMPANY, INC.

         Touche manufactures custom designed fabricated metal cabinets or enclosures for OEMs that produce computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. These products are used by the OEMs to house various types of electronic components. Touche is a full service manufacturing facility for such products. As such, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the actual production of the prototype, its design and specifications are reviewed and a cost effective manufacturing process is developed. All of the various manufacturing processes, which include metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly are provided in-house by Touche. All of the raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche is able to provide its customers custom manufactured metal cabinets or enclosures in a timely, efficient and cost-effective manner. The full service manufacturing capability enables Touche to derive a competitive advantage over manufacturers that have to sub-contract for one or more of the various manufacturing processes. All of Touche's products are manufactured to specific customer requirements pursuant to contracts or purchase orders with the respective customers. Approximately 75% of Touche's manufacturing is performed on a mass production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future development by its customers.

TOUCHE ELECTRONICS, INC.

         In late 1992, a number of Touche's customers expressed an interest in identifying methods of reducing their own manufacturing costs. This desire led the management of Touche to examine its existing manufacturing capabilities and to consider other types of services that could be offered to its customers in conjunction with its manufacturing of custom designed fabricated metal cabinets or enclosures. Accordingly, in early 1993 TEI was formed as a sister company to Touche. TEI provides value-added turnkey services to many of Touche's OEM customers. Today, these services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and also into enclosure products manufactured by other local enclosure manufacturers that do not have the in-house capability to provide such services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

         The custom manufacturing of fabricated metal cabinets or enclosures combined with the capability to provide cable and harness assembly services enables Touche and TEI to attract and retain customer business that they may not have otherwise obtained, thereby enhancing their competitive position in the marketplace.

CUSTOMER PRODUCT SERVICES

         Touche and TEI work with their respective customers in designing and engineering products and in helping to develop prototypes for such products before production manufacturing. The following processes are involved in providing these services: shearing, bending, sheet metal, welding, machining, detailing, zinc plating, painting and assembly. These services are currently provided to a wide range of computer manufacturing companies, telecommunications equipment manufacturing companies, semiconductor test equipment manufacturing companies and medical test equipment manufacturing companies throughout the Silicon Valley area.

         The businesses of Touche and TEI, in providing customers with custom designed and manufactured products or services, relate to four major market areas:

         Computer Systems. Touche and TEI manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers, microcomputers and personal computers. Even though this segment of the information technology industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, the Company intends to increase its marketing efforts in these areas. However, the Company's principal focus will remain in commercial markets.

         Telecommunications Equipment. The changes in the basic structure of the telecommunications segment of the information technology industry are reflected in the recently adopted legislation that allows for wireless communications and cable operators to offer telephone service over coaxial connections to the home. The information superhighway is expected to provide new avenues into the home. The use of coaxial cable and fiber optics will give companies the bandwidth necessary to deliver hundreds of channels of voice, data, and video services. Based on the changing conditions within the industry, telecommunications equipment is forecast to continue to grow at an above average annual rate. Touche and TEI believe that, with their present and future manufacturing and service capabilities, they are well positioned to take on the competitive challenges of this growing industry. Penetration of this market segment is considered a more long term goal for the Company. Marketing activities in this segment are directly in line with the Company's current development of manufacturing facilities for the production of specific types of wire and cable that is used in the computer systems segment of the information technology industry.

         Test Equipment. Touche and TEI intend to market their product manufacturing and service capabilities in test equipment market areas. The Company's target customers are principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production devices that may be used by major producers in the semiconductor industry who design and manufacture wafers that produce computer chips and the like. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products within this market segment as well as others.

         Medical Equipment. Touche and TEI intend to continue marketing their manufacturing and cable harness assembly services, respectively, to existing and prospective OEMs of medical equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of otherwise very serious and complicated patient medical problems. The Company believes that this segment of the information technology industry will grow, offering increased opportunities to companies like Touche and TEI which are positioned to provide cost-effective manufacturing services at competitive prices.

PEN INTERCONNECT INC.

         On November 12, 1996, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose-based wire cable and harness manufacturing division of Pen Interconnect Inc.
("PII").

         The division acquired is a wire cable harness manufacturer, producing different types of cable and harnesses that are used by TEI and other subcontractors in the production of original equipment products. TEI intends to continue such business by operating it as a division.

         The consideration paid for the acquisition consisted of (a) $2.0 million in cash; (b) two promissory notes in the principal amounts of $500,000 and $400,000, respectively; and (c) 134,172 shares of the Company's Common Stock. The notes bear interest at the prime rate plus .5% and are payable over periods of 48 and 24 months, respectively. TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event that certain overdue accounts receivable are collected.

         Subsequent to the closing of the foregoing acquisition, a dispute arose concerning various aspects of the transaction. On February 14, 1997, TMCI filed a Demand for Arbitration against PII, seeking a substantial purchase price reduction or, in the alternative, other remedies and damages as provided by law. TMCI and PII reached a mutual agreement on November 25, 1997 whereby there will be no purchase price reduction nor any other legal remedies or damages. For a more detailed discussion of the agreement, see "Legal Proceedings."


ENTERPRISE INDUSTRIES, INC.

         On January 24, 1997, the Company acquired all of the outstanding shares of capital stock of Enterprise Industries, Inc. ("EII"), a North Hollywood, California based metal stamping manufacturing business. The purchase price consisted of $1,000,000 in cash and the issuance of 96,560 shares of the Company's Common Stock. EII will continue to operate under its present name as a wholly-owned subsidiary of the Company. The President of Enterprise Industries, Inc. has signed a five (5) year employment contract with the company to manage that company's operations.


TRINITY ELECTRONICS, INC.

         On December 22, 1997, Trinity Electronics, Inc. ("Trinity"), a distributor of electronic parts located in Santa Clara, California, merged with and into TMCI/Trinity Acquisition Corp. ("TMCI/Trinity"), a wholly-owned subsidiary of the Company. The effective date of the transaction was October 1, 1997. The Company paid a total of $4,290,000, consisting of a cash payment of $1,000,000, two promissory notes in the amounts of $1,000,000 and $290,000, respectively, and the issuance of 404,539 shares of the Company's Common Stock, valued at $2,000,000. TMCI/Trinity will operate as wholly-owned subsidiary of the Company. The President and Chief Executive Officer of Trinity has signed a five (5) year employment contract with the subsidiary to manage that company's operations.


         The principal executive offices of the Company are located at 1875 Dobbin Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

         SEE "RISK FACTORS," "MANAGEMENT," "BUSINESS" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                                   THE OFFERING

Securities Offered(1)(2)..........................................................................2,672,000 shares
Shares of Common Stock Outstanding Prior to Offering..............................................4,000,871 shares
Shares of Common Stock Outstanding After Offering(1)(2)(3)........................................6,672,871 shares
Use of Net Proceeds...........................................................................See "Use of Proceeds"

Nasdaq SmallCap Market Symbols

Common Stock...................................................................................................TMEI
Class A Warrants..............................................................................................TMEIW

---------------

(1) The Company is offering 2,672,000 shares of Common Stock issuable upon exercise of the Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period which commenced on March 5, 1997. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to $14,108,160 net of the warrant solicitation fee but before payment of the expenses of this offering. See "Plan of Distribution" and "Description of Securities."

 (2) Does not include 128,000 Units issuable upon exercise of the Unit Purchase Option issued to the underwriter in the March 1996 Offering or the securities underlying the Units.

(3)      Assumes exercise of all Class A Warrants.

                         SELECTED FINANCIAL INFORMATION

         The following selected historical financial information of the Company is qualified by reference to and should be read in conjunction with the financial statements and notes thereto included elsewhere herein. The selected financial information set forth below for each of the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 is derived from financial statements of the Company audited by Moore Stephens, P.C., independent public accounts, which are included elsewhere herein. The selected financial information for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements of the Company, which are also included elsewhere herein. The selected financial information for the year ended December 31, 1993 is derived from audited financial statements of the Company which are not included in this Prospectus. The selected financial information for the period September 1, 1992 (inception) through December 31, 1992 is derived from unaudited financial statements of the Company which are not included in this Prospectus. Unaudited financial statements include all adjustments (consisting only of normal recurring entries) which the Company considers necessary for a fair presentation. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for any future period.

                                              SELECTED FINANCIAL DATA
                                   (Dollars in thousands, except per share data)


                                        Nine Months Ended                                  Year Ended
                                          September 30,                                   December 31,
                                        -----------------  ------------------------------------------------------------------------
                                      1997         1996     1996         1995(1)          1994(1)         1993(1)         1992(1)(2)
                                      ----         ----     ----         ----             -------         -------         ----------
Statement of Operations
     Data:

   Net Sales                        $27,773       $20,497   $26,140      $28,099           $20,869         $14,919           $3,326

   Income From Operations             2,335         1,196       525        1,722               980             721               95

   Net Income                         1,310           465       148          473               420             229               28

   Net Income Per                      $.31          $.15      $.05         $.25              $.22            $.12             $.02
     Common Share



                                   September 30,                                     December 31,
                                                  --------------------------------------------------------------------------------
                                       1997        1996(1)           1995(1)           1994(1)             1993(1)          1992(1)
                                       ----        -------           -------           -------             -------          -------
Balance Sheet Data:

   Working capital                    $6,090        $4,036            $1,120            $3,750              $ (758)         $ (280)

   Total assets                       23,008        15,482            12,412             9,332               6,982           3,829

   Total Long-Term                     4,741         2,501             2,757             2,682               2,576           1,215
     Obligations

   Shareholders' equity               10,249         8,639             2,180               906                 435            529


-------------------

1 For comparative purposes the amounts have been combined to give retroactive effect to the acquisition by TMCI Electronics, Inc. of all of the outstanding common stock of TEI and Touche.

2 From the inception of the Company on September 1, 1992 through December 31, 1992.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

FORWARD LOOKING STATEMENTS

         When used in this Prospectus, the words "believes", "anticipates", "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in the "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to update these forward-looking statements.

NEW COMPANY WITH LIMITED OPERATING HISTORY

         TMCI Electronics, Inc. (the "Company"), incorporated in the State of Delaware on December 7, 1995, is a recently organized corporation that acquired in March 1996 all of the issued and outstanding stock of Touche Manufacturing Company, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"), San Jose, California, in an exchange of securities, whereby each corporation became a wholly-owned subsidiary of the Company. The Company's only operations prior to March 1996 consisted of entering into agreements to acquire Touche and TEI and taking steps preparatory to the March 1996 Offering. On January 24, 1997 and on December 22, 1997, the Company acquired all of the issued and outstanding shares of Common Stock of Enterprise Industries, Inc. ("EII")and Trinity Electronics, Inc. ("Trinity"), respectively. The Company now derives its revenues from the operation of its wholly owned subsidiaries, including
Touche, TEI, EII and Trinity. Therefore, the performance of the parent company is measured by and depends entirely upon the activities of its subsidiaries. The Company can make no assurances that the combination of these companies will prove as successful as the subsidiaries were independently. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

NO ASSURANCE OF FUTURE PROFITABILITY


         Although Touche and TEI had a combined rolling backlog at December 31, 1996 of approximately $10 million, no assurance can be given that the future operations of the Company or its subsidiaries will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NO ASSURANCE OF PAYMENT OF DIVIDENDS

         No assurance can be made that should the operation of the Company or its subsidiaries be profitable the Company will pay dividends. Even if the Company or its subsidiaries do remain profitable, it is likely that the Company or its subsidiaries would retain much or all of the earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends. See "Price Range of Common Stock and Dividend Policy."

COMPANY'S FAILURE TO COMPLY WITH CERTAIN COVENANTS ON ITS DEBT

         In March 1996, the Company entered into a line of credit and term loan facility with a financial institution. The facility contains certain covenants which require the Company, among other things, to maintain minimum levels of earnings, minimum tangible net worth and certain financial ratios. The quarterly Minimum Earnings requirement is $1.00; the Tangible Net Worth requirement is $5,500,000; the Current Ratio is 1.20:1.00; the Debt to Tangible Net Worth Ratio is 2.00:1.00 and the Cash Flow Coverage Ratio is 1.50:1.00. At December 31, 1996, the Company was not in compliance with the Minimum Earnings requirement and the Debt to Tangible Net Worth Ratio but obtained a waiver from the financial institution. The bank waiver was temporary and expired on January 1, 1997; however, to the best of the Company's knowledge and belief, it is currently in compliance with all covenants. In the event that at any future time the Company is not in compliance with such covenants, the financial institution will be able to declare the Company in default and to exercise its rights as a secured party. See "Management's Discussion and Analysis of Financial Condition ad Results of Operations and Results of Operations -- Liquidity and Capital Resources."

         In addition, the line of credit also contains negative covenants requiring, among other provisions, the consent for the disposition of assets, acquisition or merger of any business, guaranty of any third party obligations, capital restructure, and any other distributions or payment of any dividends in cash or in stock.

         There can be no assurance that the Company will be able to maintain compliance with applicable covenants under the line of credit and term loan facility in the future.


DEPENDENCE UPON MAJOR CUSTOMERS

         The largest customers of Touche and TEI are Lam Research Corporation, Tandem Computers Incorporated and Hewlett-Packard Company. Sales to these customers accounted for 28%, 24% and 13%, respectively, of the combined revenues of Touche and TEI for the year ended December 31, 1996.




         The contracts relating to these sales are terminable upon short notice and none of these customers is obligated to continue to use Touche or TEI product services at all or at existing prices. In addition, these customers could demand price concessions from Touche and/or TEI which could adversely affect profits and profit margins. The termination by these customers of their relationship with Touche and/or TEI or a substantial decrease in prices paid by these customers would have a material adverse effect upon the business, properties, financial condition, results of operations and prospects of the Company.

         The dependence on major customers subjects Touche and TEI to significant financial risk in the operation of their business should a major customer terminate, for any reason, its business relationship with Touche or TEI. In such an event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance.


         The continuing ability of Touche and TEI to maintain these customer relationships and to build new relationships is dependent, among other things, upon their ability to maintain the high quality standards demanded by their customers. See "Business--Major Customers."

DEPENDENCE UPON THE SEMICONDUCTOR MANUFACTURING MARKET

         The Company's business depends exclusively upon contracts and orders from original equipment manufacturers ("OEMs"). These OEMs manufacture computers, telecommunications equipment and test and medical equipment. The OEMs sell their products to semiconductor manufacturers for use during product testing and for use in semiconductor related products that are produced for sale on the wholesale and retail levels. Accordingly, any material change in the semiconductor manufacturing market could have a material effect on the Company's results. See "Management's Discussion and Analysis of Financial Condition ad Results of Operations" and "Business."

RISK OF INVENTORY OBSOLESCENCE


         The products manufactured by the original equipment manufacturers
(OEMs) which are serviced by the Company are being upgraded and enhanced on a continuous basis by these OEMs. As a result of this process, the inventory maintained by the Company may become obsolescent. Such obsolescence may cause the Company to have excess supplies of unusable inventory which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


IMMEDIATE AND SUBSTANTIAL DILUTION


         An investor in this offering will experience immediate and substantial dilution of $2.07 (37.6%) per share. Prior to the offering, the Company had a net tangible book value of $7,451,962 or $2.07 per share, derived from the Company's September 30, 1997 combined balance sheet and based upon 3,596,332 shares being outstanding as of that date. After projecting the effect of the possible sale of the shares offered hereby at an assumed offering price of $5.50 per share and after deducting warrant solicitation fees and estimated offering expenses, pro forma net tangible book value would have been $21,515,122 or $3.43 per share. The result will be an immediate increase in net tangible book value per share of $1.36 to existing shareholders and an immediate dilution to new investors of $2.07 per share.
See "Dilution."


LITIGATION INVOLVING MARKET MAKER

         Although Biltmore Securities, Inc. ("Biltmore") is not the sole market maker in the Company's securities, from time to time it may be the dominant market maker in such securities. For each of the three months ended September 30, 1997, the number of the Company's shares traded by Biltmore as a percentage of the total number of the Company's shares traded was 85%, 67% and 67%, respectively. Biltmore is involved in litigation which may adversely affect its ability to make a market in the Company's securities.

         The Company has been advised by Biltmore that on or about May 22, 1995, Biltmore and Elliott Loewenstern and Richard Bronson, principals of Biltmore, and the Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, Section 10(b) and 15(c) of the Securities Exchange Act of 1934, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three
(3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and

Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), Biltmore:

         o was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

         o        agreed to the appointment of an independent consultant
                  ("Consultant").

Such Consultant was obligated, on or about November 1, 1996 (or at such later date as may be extended by the Consultant without court approval):


         o to review Biltmore's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

         o to formulate policies, practices and procedures for Biltmore that the Consultant deems necessary with respect to Biltmore's compliance and sales practices;

         o to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

         o to deliver the Report to the President of Biltmore and to the staff of the Southeast Regional office of the Commission;

         o to prepare, if necessary, a supervisory procedures and compliance manual for Biltmore, or to amend Biltmore's existing manual; and

         o to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of Biltmore. The Final Judgment further provides that, within thirty (30) days of Biltmore's receipt of the Report, unless such time is extended, Biltmore shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

         On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to Biltmore. The Report addresses the areas relating to compliance and sales practices referred to above. Biltmore is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

         The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of Biltmore's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to Biltmore and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to Biltmore, to certify that any persons associated with Biltmore who have been suspended or barred by any Commission order are complying with the terms of such orders.

         On July 10, 1995, the action as against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension. Both suspensions have been completed.

         In the event that the requirements of the foregoing judgment adversely affect Biltmore's ability to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

         Recent State Action Involving Biltmore -- Possible Loss of Liquidity

         The State of Indiana commenced an action seeking, among other things, to revoke Biltmore's license to do business in such state. The complaint alleged that Biltmore offered and/or sold securities that were neither registered nor exempt, engaged in dishonest or unethical practices in the securities business, failed to reasonably supervise its agents and violated the antifraud provisions of the Indiana Securities Act. The action was settled without any admission, finding or judgment against Biltmore of any violation of the Indiana Securities Act and the Biltmore agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Specifically, Biltmore agreed that it will not sell any securities to Indiana residents (i) which are not listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; (ii) for which Biltmore has served as lead underwriter or as a member of the selling syndicate; or (iii) for which Biltmore is a market maker. Under the terms of the settlement agreement, Biltmore continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of securities in the State of Indiana.

         On July 18, 1997, the State of Arkansas, Securities Department issued a consent order in lieu of the filing of a compliant as settlement of all claims against Biltmore Securities and Elliot A. Loewenstern. The claims related to certain practices constituting violations of the Arkansas Securities Act including promising customers price appreciation, failing to disclose negative information regarding stocks, representing that they know of "inside information" and using high pressure sales tactics during the period February 1992 to October 1993. Biltmore and Mr. Loewenstern consented to the entry of the order without admitting or denying any wrongdoing or violation. The consent order censured Biltmore Securities and Elliott A. Loewenstern and required that they pay the amount of $25,000 for costs and expenses relating to the proceedings. The consent order also required that Biltmore deliver to the Commissioner of Securities a copy of the final report prepared by the independent consultant. All terms of the consent order have been fully complied with.

         On September 10, 1997, the State of California issued a Notice of Intention to Issue Order Revoking Biltmore's Broker-Dealer Certificate. The accusations allege that it is appropriate for Biltmore's broker-dealer license to be revoked in the public interest as a result of Biltmore being subject to enforcement orders issued by the Securities and Exchange Commission, the Arkansas Securities
                                      -13-

Department and the Indiana Securities Division. Biltmore intends to request a hearing and contest the accusation. Such proceeding, if ultimately successful may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities.


         According to the records of the Central Registration Depository maintained by the National Association of Securities Dealers Regulation, Inc. ("NASDR"), Messrs. Loewenstern and Bronson, the principals of Biltmore, have 46 and 44 recorded incidents respectively, some of which are disciplinary complaints.


POSSIBLE NEED FOR ADDITIONAL FINANCING


         The Company intends to fund its operations and other capital needs for the next twelve (12) months substantially from operations, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts for its future expansion, operating costs and working capital. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. In addition, any additional financing may be on terms which may cause current shareholders of the Company to suffer significant dilution. See "Use of Proceeds."


DEPENDENCE ON MANAGEMENT

         The Company's business is principally dependent on certain key management personnel for the operation of its business. In particular, Rolando Loera has played the primary role in the promotion, development and management of the Company. The Company entered into an employment agreement with Mr. Loera on March 5, 1996 for a period of five years, with an automatic five year extension in the absence of notice to the contrary from either party. In addition, the Company entered into an employment agreement with Anthony Magnone, the President of Enterprise Industries, Inc. on January 1, 1997 for a period of five years. If the employment by the Company of either Mr. Loera or Mr. Magnone terminates, or if either Mr. Loera or Mr. Magnone becomes unable to perform his duties, the Company may be adversely affected. The Company has obtained key-man life insurance on Mr. Loera in the amount of $1 million. The Company will be the owner and beneficiary of the insurance policy.
See "Use of Proceeds," "Business" and "Management."

SUBSTANTIAL COMPETITION

         The Company encounters substantial competition from domestic businesses. Nearly all of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company may be at a substantial competitive disadvantage in the conduct of its business. See "Business -- Competition."

NO ASSURANCES THAT RECENT ACQUISITIONS WILL BE PROFITABLE

         The Company has recently acquired a wire cable and harness manufacturing business, a metal stamping business and an electronic parts distributor. No assurances can be made that any of the combinations will be successful. In addition, subsequent to the purchase of Pen Interconnect, Inc. ("PII"), the wire cable and harness manufacturing business acquisition, a dispute arose with respect to the valuation of certain assets acquired in the purchase. The dispute was resolved through an agreement entered into between the Company and PII. See "Business" and "Legal Proceedings."




POSSIBLE UNSPECIFIED FUTURE ACQUISITIONS

         In the event that any of the Warrants are exercised, the Company may use the bulk of any such proceeds for future acquisitions; however, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. The Company is currently considering acquiring a number of companies, including a manufacturing and assembling company, based in Santa Clara county. No affiliate of the Company will receive any payment in connection with these possible acquisitions. In the event of the exercise of the Warrants, Biltmore Securities, Inc.
will be entitled, subject to certain conditions to a 4% Warrant Solicitation Fee. In addition, Biltmore Securities, Inc. may be entitled to a fee in the event that the Company acquires a business introduced to the Company by Biltmore. None of the businesses acquired by the Company to date have been introduced by Biltmore. There can be no assurance that this potential acquisition or any other acquisition will be successfully completed.
In addition, the Company's shareholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions. Should such funds not be utilized in its acquisitions activities, the Company intends to utilize any proceeds for working capital purposes. See "Use of Proceeds" and "Business."


BROAD DISCRETION IN APPLICATION OF PROCEEDS

         The management of the Company has broad discretion to allocate 100% of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, any proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds," "Business" and "Management."

VOTING CONTROL BY MANAGEMENT; POTENTIAL ANTI-TAKEOVER EFFECT


         Assuming none of the Warrants are exercised, the officers, directors and principal stockholders of the Company beneficially own approximately 32.23% of the Company's Common Stock. Accordingly, such persons may, with the votes of the holders of an additional 17.77% of the Company's Common Stock, be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, and may be able to elect all of the directors of the Company and to control the Company's affairs. This voting control may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change of control. See "Management" and "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST ON THE PART OF CERTAIN EXECUTIVE OFFICERS OF THE COMPANY

         In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ("TPI"), a real estate company which owns and leases the real property located at 1881-1899 Dobbin Drive (the "Property") to TEI and Touche, two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $477,640 and $479,307 in 1996, 1995 and 1994, respectively. In addition, TPI has a loan in the amount of $1,000,000 on the Property, and TEI and

Touche have guaranteed the satisfaction of TPI's obligations under this loan. See "Certain Transactions." There are no other potential conflicts of interest relating to any of the other executive officers of the Company.

BENEFITS TO INSIDERS FROM PROCEEDS OF THIS OFFERING

         There are currently no plans, agreements, arrangements or understandings whereby the officers or directors of the Company would benefit from the proceeds of this Offering.


SUBSTANTIAL ENVIRONMENTAL REGULATION


         Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act and The Toxic Substance Control Act. Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. To the best of the Company's knowledge and belief, its operations are not currently in violation of any governmental regulatory requirements nor is it expected or anticipated that any fines, penalties, or assessments will be imposed or required to satisfy any violation. See "Business
- Regulation."


LIMITATION ON DIRECTOR LIABILITY

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as existing prior to the enactment of the laws. See "Management - Limitation on Liability of Directors."

NO ASSURANCE THAT THE COMPANY CAN MAINTAIN A CURRENT REGISTRATION STATEMENT AND QUALIFY FOR SALE UNDER APPLICABLE STATE SECURITIES LAWS

         The Company will be able to issue shares of its Common Stock upon the exercise of the Warrants and the Unit Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement or post-effective amendment thereto becomes effective, it may require updating by the filing of one or more post-effective amendments. A post-effective amendment is required
(i) anytime
after nine (9) months subsequent to the effective date of the registration statement or most recent post-effective amendment thereto when any information contained in the prospectus is over sixteen (16) months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company intends to qualify the sale of the Common Stock in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements. See "Description of Securities."

ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET

         The Company is authorized to issue 25,000,000 shares of its Common Stock, $.001 par value per share. If all of the Warrants are exercised, there will be a total of 6,672,871 shares of Common stock issued and outstanding. However, this number does not include the exercise of the Unit Purchase Option granted to the underwriter in the Company's initial public offering which represents the right to acquire 128,000 Units at $8.25 per Unit. After reserving a total of 128,000 shares of Common Stock for issuance upon the exercise of the foregoing Unit Purchase Option, and 128,000 shares of Common Stock for issuance upon exercise of the Warrants included in said Unit Purchase Option and 100,000 shares for issuance upon the exercise of other options, the Company will have 17,971,129 shares of authorized but unissued capital stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of common stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. See "Dilution" and "Description of Securities."

WARRANTS SUBJECT TO REDEMPTION

         The Warrants became exercisable commencing March 5, 1997. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period commencing March 5, 1997. The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior notice, if the average closing price or bid price of the Common Stock, as reported by the Nasdaq equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable.
See "Description of Securities."

MARKET MAKER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

         Although it has no legal obligation to do so, Biltmore from time to time in the future may make a market in and otherwise effect transactions in the Company's securities. To the extent Biltmore acts as market maker in the securities, it may be a dominating influence in that market. The price and liquidity of such securities may be affected by the degree, if any, of Biltmore's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of Biltmore. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Biltmore. Such market making activities, if commenced, may be discontinued at any time or from time to time by Biltmore without obligation or prior notice. If a dominating influence at such time, Biltmore's discontinuance may adversely affect the price and liquidity of the securities.


         To the extent that Biltmore solicits the exercise of the Warrants, Biltmore may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in market-making activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, Biltmore may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. See "Description of Securities."


EXERCISE OF WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

         The Class A Warrants to be issued in connection with this offering will provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely. See "Description of Securities."


"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

         The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities are currently exempt from the definition of "penny stock" based upon their being listed on the Nasdaq SmallCap Market. If the Company's securities are removed from listing on Nasdaq at any time they may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

         Certain of the Company's currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or
(b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming that there is no exercise of any issued and outstanding Warrants, the Company will have 4,000,871 shares of its Common Stock issued and outstanding, of which 1,628,871 shares are "restricted securities" and 2,372,000 are publicly traded shares. Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 16,289 shares. Nonaffiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. Notwithstanding the above, the current officers, directors and principal stockholders have agreed, except as noted below, not to sell, transfer, assign or issue any securities of the Company for a period of twenty-four (24) months ending March 5, 1998, without the consent of Biltmore. These restrictions have been released by Biltmore with respect to a portion of such securities. The Company has also agreed not to issue any additional securities other than as contemplated by this Prospectus for a period of twenty-four (24) months without the consent of Biltmore.

         Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                                USE OF PROCEEDS


         There can be no assurance that any of the Warrants will be exercised. In the event holders of Warrants elect to exercise the Warrants, Management anticipates that the net proceeds from such exercise, estimated to be $14,108,160 if all Warrants are exercised, would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes, including the financing of possible future acquisitions. The Company is currently considering acquiring a number of companies including a manufacturing and assembling company, based in Santa Clara county. Although the Company currently has no plans to allocate the proceeds from the exercise of the Warrants to such acquisition, there can be no assurance that the funds will not be allocated to such acquisition or to other, as yet unspecified, acquisitions in the future. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known. See "RISK FACTORS--Possible Future Acquisitions."


                                    DILUTION

         As of September 30, 1997, the Company had a net tangible book value of $7,451,962(1), or $2.07 per share (based on the Company having 3,596,332 shares outstanding as of that date), derived from the Company's balance sheet as of that date. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Warrants at a price of $5.50 per share, after deducting warrant solicitation fees and estimated offering expenses, pro forma net tangible book value would have been $21,515,122, or $3.43 per share. The result will be an immediate increase in net tangible book value per share of $1.36 to existing shareholders and an immediate dilution to new investors of $2.07 (37.6%) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:

   Exercise price of the Warrants                                                 $5.50
   Net tangible book value per share, before the offering                         $2.07
   Increase per share attributable to the sale by the Company of the
       shares offered hereby                                                      $1.36
   Pro forma net tangible book value per share, after the offering                $3.43
   Dilution per share to new investors                                            $2.07

   The above table assumes exercise of all of the outstanding Warrants.









---------
(1) The carrying value of goodwill has been excluded from the determination of the net tangible book value.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "TMEI."

         The following table sets forth the reported high and low bid quotations of the Common Stock for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                 Common Stock
                                            ---------------------
                                            High              Low
                                            ----              ---
        1996:
        First Quarter                      $ 8.375           $ 6.50
        Second Quarter                     $ 9.50            $ 8.375
        Third Quarter                      $ 9.50            $ 6.50
        Fourth Quarter                     $ 7.00            $ 4.75

        1997:
        First Quarter                      $ 6.75            $  4.50
        Second Quarter                     $ 7.00            $  4.50
        Third Quarter                      $ 6.25            $  4.50
        Fourth Quarter                     $ 6.1875          $  4.00

        1998
        First Quarter                      $ 5.0625          $  4.00
        (through January 30)

         On January 30, 1998, the closing bid price for the Company's Common Stock as reported on the NASDAQ SmallCap Market system was $4.875. On that date there were approximately 44 holders of record of Common Stock (including entities which hold stock in street name on behalf of other beneficial owners).


         The Company has not paid any cash dividends on its Common Stock to date. The Company anticipates that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors.

         The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

         On March 5, 1996, the Company acquired Touche and TEI pursuant to certain Stock Purchase Agreements executed on December 28, 1995. Prior to that time, the Company's operations consisted of forming the Company, preparing for the acquisition of Touche and TEI, as well as preparing for the initial public offering of its securities discussed below.

         In the first quarter ended March 31, 1996, the Company made a limited investment to start two new divisions at TEI: the Wire and Cable Manufacturing division and the Clean Room Assembly division. These divisions will produce basic cable products and will provide clean-room assembly capabilities for specialized products for their customers, respectively. The Company's strategy has been to expand its core and value added business by increasing its product offerings to satisfy its customers' needs and their growing demand for more outsourcing of contract manufacturing services. In November 1996, TEI acquired the wire cable and harness manufacturing division of Pen Interconnect, Inc. In January 1997, the Company acquired Enterprise Industries, Inc. a metal stamping business. See "Business."

RESULTS OF OPERATIONS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH 1996

         The results of operations utilizes the consolidated results from TMCI Electronics, Inc. and its subsidiaries (collectively, the "Company"). The discussion below should be read in conjunction with the financial statements and the notes thereto, that appear elsewhere in this report.

Net Sales

         The Company's net sales increased approximately $5,482,200 or 104% to $10,728,640 from $5,246,434 in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. The growth in third quarter sales was due primarily to a significant increase in existing as well as new customer orders, and in part to new product services provided by the two business acquisitions. As a percentage of sales, the Company's semiconductor, computer, medical and telecommunications equipment market sales were less concentrated, representing approximately 43%, 42%, 10% and 5%, respectively, in the third quarter ended September 30, 1997, as compared with 28%, 59%, 8% and 5%, respectively, in the third quarter ended September 30, 1996.

         In contrast, the Company's net sales increased approximately $7,276,500 or 36% to $27,773,034 from $20,496,567 for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. The results continue to reflect significant growth and continuing diversity of operations through the acquisition of the wire cable and metal stamping manufacturing businesses as new product services continue to be introduced and added to consolidated operations. During the third quarter, the Company received a significant order from a medical equipment manufacturer.

Gross Profit

         The Company's gross profit increased approximately $1,846,900 or 85% to $4,014,741 from $2,167,860 in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. However, as a percentage of sales, the Company's gross profit decreased approximately 4% to 37% from 41% in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. The decrease in gross profit, as a percentage of sales, was primarily due to rescheduled delivery dates of one of the Company's customer product lines, which resulted in the increase and maintenance of a slightly higher inventory level during the third quarter ended September 30, 1997. In contrast, the Company's gross profit increased approximately $3,201,700 or 46% to $10,200,461 from $6,998,727 for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. As a percentage of sales, gross profit increased approximately 3% to 37% from 34% for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. The nine month period increase in gross profit is primarily due to production yields and labor efficiencies, and the acquisition of wire cable and metal stamping businesses which have allowed the Company to reduce material costs and to tighten controls on costs, which it has been able to achieve through the successful acquisition and integration of the wire cable and stamping manufacturing businesses into its operations.

Operating Expenses

         General and administrative expenses increased approximately $977,300 or 51% to $2,899,896 from $1,922,557 in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. As a percentage of sales, general and administrative expenses decreased approximately 10% to 27% from 37% for the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996, which is in line with improving and maintaining departmental efficiencies in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996.

         In contrast, the Company's general and administrative expenses increased approximately $2,065,500 or 36% to $7,865,808 from $5,800,330 for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. As a percentage of sales, the Company's general and administrative expenses remained unchanged at 28% for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. The stability of this percentage for the nine month period ended September 30, 1997, was primarily attributable to third quarter increase in sales, which offset the increases in personnel, building rental costs, repairs and maintenance, promotions and increases in management positions and other related business operations.

Interest Expense

         The Company's interest expense for the third quarter ended September 30, 1997 was approximately $184,900, representing an increase of approximately $138,400 over the third quarter ended September 30, 1996. In contrast, interest expense for the nine month period ended September 30, 1997 was approximately $419,100, representing an increase of approximately $172,400 from the nine month period ended September 30, 1996. The Company's interest expense increased during the third quarter and nine month period ended September 30, 1997, due to an increase in short term cash requirements which resulted in increased bank borrowings in the third quarter and nine month period ended September 30, 1997, as compared to the third quarter and nine month period ended September 30, 1996.

Other Income [Expense]

         The Company's other expenses increased approximately $134,700 to $152,623 from $17,916 in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. The increase was primarily due to a net decrease of approximately $1,700 on the sale of equipment, a net decrease of approximately $25,600 in interest income, and a net increase of approximately $138,400 in interest expenses recognized, offset by a net increase of approximately $31,000 in other income. In contrast, the Company's other expenses decreased approximately $247,000 to $(231,282) from $(478,291) in the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996. The decrease in other expenses was primarily due to a net decrease of approximately $462,100 in a one-time financing charge on certain bridge loans that were incurred by the Company in the first quarter of 1996, and a net increase of approximately $146,800 in other income, primarily due to interest and rental income, and one time refunds from utilities, and Workmens' Compensation, a net increase of approximately $172,400 in interest expense, offset by a net decrease of approximately $138,200 on the sale of equipment, and a net decrease of approximately $53,600 in interest income recognized in the nine month period ended September 30, 1996.

Net Income

         Net income increased approximately $434,900 or 252% to $607,671 from $172,741 in the third quarter ended September 30, 1997, as compared with the third quarter ended September 30, 1996. The third quarter increase in net income was primarily due to: (1) a net increase in income from operations of approximately $896,500, and (2) offset by a net increase in other expenses of approximately $134,700, and a net increase in the provision for income taxes of approximately $299,900. In contrast, the Company's net income increased approximately $845,100 or 182% to $1,310,457 from $465,370 for the nine month period ended September 30, 1997, as compared with the nine month period ended September 30, 1996.

         The nine month period increase in net income was due primarily to: (1) a net increase in income from operations of approximately $1,136,300, and (2) a net decrease in other expenses of approximately $247,000, offset by a net increase in the provision for income taxes of approximately $548,200.

Liquidity and Capital Resources

         The Company has a long-term revolving line of credit with Manufacturers Bank ("Mfrs."), which was renewed on June 1, 1997 for an additional year, and bears interest at Mfrs.' base rate plus 1/4%. This facility, which has been increased by $1,100,000, allows the Company to borrow up to $5,500,000 based on a stipulated percentage of contractually defined eligible trade accounts receivable. The Company had approximately $3,205,000 in outstanding borrowings under the line of credit as of September 30, 1997. In addition, the Company and Mfrs. have agreed to a term loan facility of up to $5,500,000 available for equipment purchases, which will bear interest at Mfrs.' base fixed rate of 8.75% per annum. There were approximately $4,214,800 outstanding borrowings under this facility as of September 30, 1997, with a remaining availability of approximately $1,285,200 under the equipment line and approximately $2,295,000 under the revolving line of credit at September 30, 1997.

         The Company's working capital increased by approximately $2,053,500 from $4,036,532 to $6,089,998 in the nine month period ended September 30, 1997. The increase resulted primarily from an increase in accounts receivable of approximately $2,733,300, an increase in inventory of approximately $2,768,000, an increase in prepaid expenses of approximately $263,300, an increase in notes receivable of approximately $193,500, offset by an increase in accounts payable of approximately $915,800, an increase in short-term bank borrowings of approximately $2,620,000, and a decrease in cash of approximately $33,800. The high level of accounts receivable at September 30, 1997 as compared to December 31, 1996, is due primarily to a significant increase in revenues in the six months ended September 30, 1997.

         The Company required cash to fund operating activities of approximately ($1,825,600) in the nine month period ended September 30, 1997, as compared to required cash to fund operating activities of approximately ($375,500) in the nine month period ended September 30, 1996. Additional cash was required to pay for inventory buildup, a reduction in accounts payable, and an increase in prepaid expenses. The increase in operating activities is primarily due to the increase in accounts receivable as a result of the overall growth in sales as compared to the prior period, an increase in inventory as a result of an increase in volume of sales, offset by a rise in accounts payable and accrued expenses as a result of increased purchases in the current period as compared to the prior period. Cash used in investing and financing activities, includes the purchase of equipment, debt reduction, acquisition of Enterprise Industries, Inc., note payable proceeds, bank short-term borrowings, repayment of bridge note payable, and an increase in third party loans, was approximately $1,791,800 and $1,821,100 in the nine months ended September 30, 1997 and September 30, 1996, respectively.


         During the nine month period ended September 30, 1997 and September 30, 1996, the Company spent approximately $488,600 and $321,700, respectively, to purchase capital equipment which was funded through long-term borrowings and current operations. Additionally, management expects the Company's level of future capital expenditures to increase at a level that is consistent with the Company's projected growth and operations. Management has projected capital expenditure requirements of approximately $2,000,000 for the calendar year ending December 31, 1997. This increase will be supported by increased bank borrowings and internal operations.

         Management believes that its current financial position, together with the available borrowings under the Company's available borrowings under its various short and long-term credit facilities will be sufficient to meet the Company's anticipated operating needs and projected capital expenditure requirements through the year ending December 31, 1997.

RESULTS OF OPERATIONS-FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED WITH 1995

         The Results of Operations discussion utilizes the consolidated results in 1996 compared to the combined results in 1995 from the operating subsidiaries (Touche and TEI) prior to their acquisition by the Company eliminating inter-company transactions. The Capital Resources and Liquidity section and the Inflation section relates to the Company with its wholly-owned subsidiaries.

         The following table sets forth the statements of operations of the Company for the periods indicated:

                                                          Years Ended
                                                          -----------
                                                          December 31,
                                                          ------------
                                                  1 9 9 6            1 9 9 5
                                                  -------            -------
                                               Consolidated         Combined
                                               ------------         --------
Sales                                          $  26,139,828      $ 28,098,919
Cost of goods sold                                17,092,231        19,991,649
                                                  ----------        ----------
Gross Profit                                       9,047,597         8,107,270
Operating expenses                                 8,522,647         6,384,946
                                                   ---------         ---------

Income from Operations                               524,950         1,722,324
                                                     -------         ---------

Other Income                                         189,704            40,394
Interest Income                                       69,742             9,726
Interest Income - Related Party                       29,276            29,276
Interest Expense                                    (323,679)         (615,881)
Non-Cash Finance Charge                             (462,122)         (287,878)
Gain on Sale of Equipment                            139,465           109,655
                                                     -------           -------
   Total Other Expense                              (357,614)         (714,708)
                                                    --------          --------

Income Before Provision for
   Income Taxes                                      167,336         1,007,616
Provision for Income Taxes                            18,669           534,200
                                                      ------           -------
   Net Income                                  $     148,377      $    473,416
                                               =============      ============



         Revenue decreased approximately $1,950,100 or 7% to $26,139,828 from $28,089,919 for the fiscal year ended December 31, 1996, as compared with the fiscal year ended December 31, 1995. The decline in revenue was due primarily to significant order cancellations and rescheduling of orders by one of the Company's major customers, which resulted from (1) a change in local market conditions, and (2) a general slowdown in the semiconductor manufacturing marketplace which also impacted the industry as a whole. The Company believes that while current market trends are showing signs of significant improvement, through increased backlog orders, new contracts, and new customers there can be no future assurance that the economy and industry will continue to be strong or that OEMs will continue increasing their outsourcing to contracting manufacturers such as the Company.

         The information technology industry continues to place greater demands on the products produced by Touche's and TEI's customers. In turn, these demands have placed greater demands on enclosure manufacturing, value-added assembly, and cable and harness manufacturing and installation services provided by the Company. Furthermore, diversity in the manufacturing processes, through vertical integration into value-added assembly and cable and harness manufacturing and installation elements of the business, continues to provide the Company with the ability to grow and to capitalize on new business opportunities that were not previously available.

         Inasmuch as the Company's three largest customers accounted for approximately 65% of revenues for the fiscal year ended December 31, 1996, with the largest accounting for 28% of such revenues, the disruption or loss of any one or a significant amount of their business as a customer could have a material adverse impact on the total revenues of the Company.

         Gross profit increased approximately $940,327 or 12% to $9,047,597 from $8,107,270 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. As a percentage of sales, gross profit increased approximately 6% to 35% from 29% for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The increase is primarily due to adjustments in operations and efficiencies which continue to play a major role in the Company's growth and general operation. However, the Company's gross profit margin may be materially impacted by the diversity of its operations which are constantly modified in order to meet the changing growth demands of the competitive market bidding processes with its customers. In addition, the Company believes that its expansion into the manufacture of wire cable and harness assemblies will enable it to lower its production costs to more competitive and acceptable industry levels. The Company's further expansion into metal stamping is also expected to reduce costs. However, the Company's gross profit margins may also be materially impacted by the pricing of product services which is directly affected by increases in direct labor and material cost.

         Operating expenses increased approximately $2,137,701 or 33% to $8,522,647 from $6,384,946 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. This increase was primarily due to two factors: (1) an investment in infrastructure to support planned growth, including two new operating divisions, plus the acquisition of the San Jose Division of Pen Interconnect, Inc., which included (2) additional personnel, building rent costs, repairs, professional fees, promotions of certain engineers to management positions and other related items.

         Interest expense decreased approximately $292,200 or 47% to $323,679 from $615,881 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. Interest expense decreased during the fiscal year ended December 31, 1996 due to a substantial reduction in outstanding long term debt, capital lease obligations, and bank borrowings, as compared to December 31, 1995.

         Income tax expense declined primarily due to the decrease in taxable income as well as the utilization of net operating loss carry forwards. Pro forma income tax expense for the year ended December 31, 1996 gives effect to the loss of the S corporation on a combined basis prior to March 5, 1996.

         Income before income taxes decreased approximately $840,300 or 83% to $167,336 from $1,007,616 for the fiscal year ended December 31, 1996, as compared with the fiscal year ended December 31, 1995. The decline in income before taxes was primarily due to a substantial increase in the Company's operating expenses (as discussed above) which increased 33% for the fiscal year ended December 31, 1996 over the prior fiscal year.

         Net Income after taxes decreased by approximately $325,100 or 69% to $148,337 from $473,416 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The decrease was primarily due to two factors: (1) an increase in financing charges of $174,244 on certain bridge loans that were made by the Company in the fourth quarter of 1995 to help fund its initial public offering, and (2) increased operating expenses incurred to fund two new divisions which produced nominal income during the fiscal year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has a long-term revolving line of credit with Manufacturers Bank ("Mfrs."), which as of December 31, 1996, had an interest rate of Mfrs.' base rate plus 1/2% and permitted the Company to borrow up to $4,000,000 based on a stipulated percentage of contractually defined eligible trade accounts receivable. The Company had $585,000 in outstanding borrowings under the line of credit; the unused portion of the line of credit was $3,415,000 as of December 31, 1996. The Company was in default of certain covenants at December 31, 1996 in which it received a waiver from its bank (See
Note 10 to Notes to Financial Statements). The loan agreement was renewed on May 1, 1997 and Management renegotiated the agreement and its underlying covenants to the benefit of the Company. In addition, the Company and Mfrs. have agreed to a term facility of up to $2,500,000 available for equipment purchase, which will bear interest at Mfrs.' base rate plus 1%. There was approximately $1,691,700 in term debt outstanding at December 31, 1996.

         On March 11, 1996, the Company closed an Initial Public Offering of its securities resulting in new proceeds of approximately $5.7 million. The Company used the proceeds of the offering to repay certain bridge notes and other debt and applied the remaining proceeds to working capital and the purchase of a business.

         The Company's working capital increased by approximately $2,916,600 or 260% from $1,119,957 to $4,036,532 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. This increase resulted primarily from an increase in inventory of approximately $1,991,300, a decrease in accounts payable of approximately $1,885,700, and a decrease in the line of credit draw down of approximately $1,059,600.

         The Company required cash to fund operating activities of approximately $724,200 in the fiscal year ended December 31, 1996, as compared to generating cash from operating activities of approximately $1,285,000 in the fiscal year ended December 31, 1995. Required cash in the amount of approximately $555,800 was provided by net operating, investing, and financing activities, which included cash generated from normal operations, sale and purchase of equipment, debt reduction, acquisition of a business, and proceeds from the initial public offering in the fiscal year ended December 31, 1996, as compared to cash generated in the amount of approximately $685,800 for the fiscal year ended December 31, 1995.

         During the fiscal year ended December 31, 1996, the Company's property, plant, and equipment increased by approximately $1,533,000. During the fiscal year ended December 31, 1996, the Company spent approximately $1,115,000 of cash to purchase capital equipment. The remainder of the 1996 expenditures have been financed through bank borrowings.

         In addition, the Company spent $2,000,000 in cash to purchase the net assets of the San Jose Division of Pen Interconnect, see "BUSINESS-Pen Interconnect Inc.," which was utilized from the net proceeds of the Company's March 1996 initial public offering. Use of such funds depleted available cash proceeds, however, the Company feels that its existing balances are adequate and that the increase in cash generated as a result of this new division as well as from its core business will compensate for the usage of such funds.

         The Company's inventory increased by approximately $1,275,000 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The increase in inventory was due primarily to the Company's need to revise its forecast downward to reflect a general slow-down of the overall industry coupled with a revised sales forecast.

         The Company's accounts receivable decreased by approximately $1,992,000 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. The decrease in accounts receivable was primarily due to a significant increase in collections coupled with a decline in related sales. Such decline was not the result of significant changes with respect to credit terms, collection efforts or credit utilization.

         Management feels that its current financial position, together with available increased borrowings under the Company's various credit facilities will be sufficient to meet the Company's anticipated needs and projected capital assets purchase requirements for the next twelve months.

         Certain statements made above relating to plans, objectives and economic performance go beyond historical information and may provide an indication of future results. To such extent, they are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, and each is subject to factors that could cause actual results to differ from those in the forward looking statement. Such factors include but are not limited to, the assumption that not material changes in general market conditions will occur and the assumption that the Company does not incur any unanticipated expenditures.

INFLATION

         Touche and TEI have continued to experience the benefits of a low inflation economy locally, regionally and nationally. However, Touche and TEI enter into mostly short-term fixed price contracts and a large portion of these contracts is labor intensive. Accordingly, the short-term contracts are less susceptible to inflationary pressures and may have less of an impact on the eventual profitability of the contracts.

                                    BUSINESS

OVERVIEW

         TMCI Electronics, Inc. (the "Company") was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche Manufacturing Company, Inc. ("Touche") and Touche Electronics, Inc. ("TEI"). The principal executive offices of the Company, Touche and TEI are located in San Jose, California. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of the Company. The Company acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 5, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements"). Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI.

         On January 24, 1997, the Company acquired all of the issued and outstanding shares of common stock of Enterprise Industries, Inc. ("EII"), a metal stamping manufacturing business. The Company now derives its revenues from the operation of its wholly owned subsidiaries, including Touche, TEI and EII.

         The Company provides custom manufacturing and value-added services, respectively, to original equipment manufacturers ("OEMs"). Its customers are concentrated into four (4) different segments of the Information Technology Industry and include manufacturers of mini, mainframe, micro and personal computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. The Company does not manufacture or produce any products that are sold to customers from inventory; all of their products are manufactured to customer specifications and all value-added services are performed to the specifications of the customer.

TOUCHE MANUFACTURING COMPANY, INC.

         Touche manufactures custom designed fabricated metal cabinets or enclosures for OEMs that produce computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. These products are used by the OEMs to house various types of electronic components. Touche is a full service manufacturing facility for such products. As such, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the actual production of the prototype, its design and specifications are reviewed and a cost effective manufacturing process is developed. All of the various manufacturing processes, which include metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly are provided in-house by Touche. All of the raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche is able to provide its customers custom manufactured metal cabinets or enclosures in a timely, efficient and cost-effective manner. The full service manufacturing capability enables Touche to derive a competitive advantage over manufacturers that have to sub-contract for one or more of the various manufacturing processes. All of Touche's products are manufactured to specific customer requirements pursuant to contracts or purchase orders with the respective customers. Approximately 75% of Touche's manufacturing is performed on a mass production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future development by its customers.

TOUCHE ELECTRONICS, INC.

         In late 1992, a number of Touche's customers expressed an interest in identifying methods of reducing their own manufacturing costs. This desire led the management of Touche to examine its existing manufacturing capabilities and to consider other types of services that could be offered to its customers in conjunction with its manufacturing of custom designed fabricated metal cabinets or enclosures. Accordingly, in early 1993 TEI was formed as a sister company to Touche. TEI provides value-added turnkey services to many of Touche's OEM customers. Today, these services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and also into enclosure products manufactured by other local enclosure manufacturers that do not have the in-house capability to provide such services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

         The custom manufacturing of fabricated metal cabinets or enclosures combined with the capability to provide cable and harness assembly services enables Touche and TEI to attract and retain customer business that they may not have otherwise obtained, thereby enhancing their competitive position in the marketplace.

ENTERPRISE INDUSTRIES, INC.

         On January 24, 1997, the Company acquired all of the outstanding shares of capital stock of Enterprise Industries, Inc. ("EII"), a North Hollywood, California based metal stamping manufacturing business. The purchase price consisted of $1,000,000 in cash, taken from the proceeds of the March 1996 offering and the issuance of 96,560 shares of the Company's Common Stock pursuant to the terms of a certain Stock Purchase Agreement dated January 1, 1997. EII provides a broad array of metal stamping manufacturing service capabilities. EII will continue to operate under its present name as a wholly-owned subsidiary of the Company, providing services in its existing market as well as augmenting those manufacturing and turnkey services that are currently being offered by Touche and TEI to their respective customers. The President of EII has signed a five (5) year employment contract with the Company to manage EII's operations.

CUSTOMER PRODUCT SERVICES

         The Company works with its customers in designing and engineering products and in helping to develop prototypes for such products before production manufacturing. The following processes are involved in providing these services: shearing, bending, sheet metal, welding, machining, detailing, zinc plating, painting and assembly. These services are currently provided to a wide range of computer manufacturing companies, telecommunications equipment manufacturing companies, semiconductor test equipment manufacturing companies and medical test equipment manufacturing companies throughout the Silicon Valley area.

         The business of the Company, in providing customers with custom designed and manufactured products or services, relates to four major market areas:

         Computer Systems. The Company's manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers, microcomputers and personal computers. Even though this segment of the information technology industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, the Company intends to increase its marketing efforts in these areas. However, the Company's principal focus will remain in commercial markets.

         Telecommunications Equipment. The changes in the basic structure of the telecommunications segment of the information technology industry are reflected in the recently adopted legislation that allows for wireless communications and cable operators to offer telephone service over coaxial connections to the home. The information superhighway is expected to provide new avenues into the home. The use of coaxial cable and fiber optics will give companies the bandwidth necessary to deliver hundreds of channels of voice, data, and video services. Based on the changing conditions within the industry, telecommunications equipment is forecast to continue to grow at an above average annual rate. The Company believes that, with its present and future manufacturing and service capabilities, it is well positioned to take on the competitive challenges of this growing industry. Penetration of this market segment is considered a more long term goal for the Company. Marketing activities in this segment are directly in line with the Company's current development of manufacturing facilities for the production of specific types of wire and cable that is used in the computer systems segment of the information technology industry.

         Test Equipment. The Company intends to market its product manufacturing and service capabilities in test equipment market areas. The Company's target customers are principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production devices that may be used by major producers in the semiconductor industry who design and manufacture wafers that produce computer chips and the like. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products within this market segment as well as others.

         Medical Equipment. The Company intends to continue marketing its manufacturing and cable harness assembly services, respectively, to existing and prospective OEMs of medical equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of otherwise very serious and complicated patient medical problems. The Company believes that this segment of the information technology industry will grow, offering increased opportunities to companies like Touche and TEI which are positioned to provide cost-effective manufacturing services at competitive prices.

PEN INTERCONNECT INC.

         On November 12, 1996, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose-based wire cable and harness manufacturing division of Pen Interconnect Inc.
("PII").

         The acquired division is a wire cable harness manufacturer, producing different types of cable and harnesses that are used by TEI and other subcontractors in the production or original equipment products. TEI intends to continue such business by operating it as a division.

         The consideration paid for the acquisition consisted of (a) $2.0 million in cash, taken from the proceeds of the March 1996 offering; (b) two promissory notes in the principal amounts of $500,000 and $400,000, respectively; and (c) 134,172 shares of the Company's Common Stock. The notes bear interest at the prime rate plus .5% and are payable over periods of 48 and 24 months, respectively.

TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event certain overdue accounts receivable are collected.


         Subsequent to the closing of the foregoing acquisition, a dispute arose concerning various aspects of the transaction. On February 14, 1997, TMCI filed a Demand for Arbitration against PII, seeking a substantial purchase price reduction or, in the alternative, other remedies and damages as provided by law. On November 25, 1997, TMCI and PII entered into a letter agreement whereby there will be no purchase price reduction and TMCI will pay PII the full amount due under the promissory note, plus interest, in common stock of the Company. TMCI will pay 132,000 shares of stock, valued at $984,000.
For a more detailed discussion of the dispute, see "Legal Proceedings."

TRINITY ELECTRONICS, INC.

         On December 22, 1997, Trinity Electronics, Inc. ("Trinity"), a distributor of electronic parts located in Santa Clara, California, merged with and into TMCI/Trinity Acquisition Corp. ("TMCI/Trinity"), a wholly-owned subsidiary of the Company. The effective date of the transaction was October 1, 1997. The Company paid a total of $4,290,000, consisting of a cash payment of $1,000,000 two promissory notes in the amounts of $1,100,000 and $290,000, respectively, and the issuance of 404,539 shares of the Company's Common Stock, valued at $2,000,000. Neither any affiliates of the Company nor of Biltmore Securities, Inc. received any payment in connection with the transaction. TMCI/Trinity will operate as wholly-owned subsidiary of the Company. The President and Chief Executive Officer of Trinity has signed a five (5) year employment contract with the subsidiary to manage that company's operations.


         The principal executive offices of the Company are located at 1875 Dobbin Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

MAJOR CUSTOMERS

         The Company's customers include various information technology industry related companies, such as Hewlett Packard Company, Lam Research Corporation, Tandem Computers Incorporated, Applied Materials, Inc., KLA Instruments Corporation, Varian Associates, Inc. and Teradyne, Inc. For the year ended December 31, 1996, revenues derived from three customers (Lam Research Corporation, Tandem Computers Incorporated and Hewlett Packard Company) amounted to approximately 28%, 24% and 13%, respectively, of total revenue, excluding intercompany sales. For the year ended December 31, 1995, revenue from these three customers amounted to 33%, 18% and 19%, respectively, of total revenue, excluding intercompany sales. For the year ended December 31, 1994, revenue from these three customers amounted to approximately 29%, 26% and 13% of total revenue, excluding intercompany sales. As the sales arrangements with these customers are terminable upon short notice, the loss of any of them would have a material adverse impact on the Company's revenues and profits, given the significant percentage of revenues derived from these customers. The Company believes, however, that the expansion of services offered to these customers through the Company's vertical expansion will contribute toward the on-going relationship with these customers.

MANUFACTURING

         The Company's engineering, production and assembly facilities have adequate space for its current operations, and also for the planned implementation of clean room assembly, wire cable harness manufacturing and metal stamping, and are capable of fabricating and assembling computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. The Company maintains a comprehensive manufacturing, assembly and quality control inspection program to ensure that all products meet exacting customer requirements for performance and quality workmanship prior to delivery. The Company is in the business of fabricating custom-designed metal enclosures. This product and service cannot be homogenized into one operation or manufacturing approach for its entire production line. With each custom order received from a customer comes a different list of requirements for manufacturing design, process and finish. In addition, the manufacturing environment allows for the manufacture of both prototype and production of the various types of customer products. To support its operations, The Company has purchased a wide variety of sophisticated automated machinery and shop equipment, components, tools and supplies from proven outside vendors, distributors and service organizations.

MARKETING AND SALES

         The Company's marketing strategy focuses on developing long-term relationships with producers of computers, telecommunication equipment, semiconductor manufacturing test equipment and medical test equipment. The Company's customer base consists of manufacturers of computers, medical equipment and test equipment markets and the Company intends to expand over the next few years this customer base to include a greater number of manufacturers of telecommunications equipment. Telecommunications equipment sales is an area in which little has been done to penetrate the market on the local level. However, the Company's marketing efforts will continue to reflect the evolution of the principal industry segments of the information technology industry.

         The Company will continue to focus and concentrate on major existing customers and to pursue new business from other potential customers in evolving segments of the information technology industry. The ability of the Company to maintain its relationships with its major existing customers shall remain a significant factor in determining the future growth of the Company. The Company intends to achieve growth through competitive pricing strategies, expansion of existing turnkey capabilities and more aggressive direct sales efforts. As a result of the limited and focused target market, the Company's marketing efforts will rely primarily on direct sales efforts, which will emphasize the Company's design-engineering and quality control manufacturing capabilities.

         The Company's sales activities are handled by a combination of direct sales personnel and limited use of independent sales representatives, who may also sell products of the Company's competitors. Because of the complexity and analysis involved in the customer's design and purchase decision, management emphasizes active interaction between the direct sales staff, its independent sales representatives and the buyer or engineer throughout the selling process.

SOURCES OF SUPPLY, MAJOR SUPPLIERS AND BACKLOG

         The largest supplier of the Company is Lassen Electronics, Inc. Purchases from this vendor accounted for 8.8% of the combined purchases of Touche and TEI in fiscal 1996.

         The raw materials, such as sheet metal, metal frames and other electrical wire or cable components used in the development and manufacture of the Company's customer products, are generally available from domestic suppliers at competitive prices; fabrication of certain major components may be subcontracted for on an as-needed basis. With the exception of other material requirements, sheet metal may be purchased on an as-needed basis under a consignment arrangement with suppliers. Touche and TEI do not have any long term contracts for new materials. Touche, TEI and EII have not experienced any significant difficulty in obtaining adequate supplies to perform under their respective contracts.

         Touche, TEI and EII have established operating policies that require the development and maintenance of a second vendor source for purchasing materials and supplies that are needed to perform under contract for their customers. This purchasing requirement focuses on the prevention of potential problems that might otherwise originate from a single supplier's financial condition. Such policies allow greater flexibility in keeping purchasing costs down and greater assurance that raw material is available in order to meet customer contract and delivery requirements.

         At December 31, 1996, Touche and TEI's combined backlog was approximately $10 million. Touche and TEI do not believe that their combined rolling backlog at any particular time is necessarily indicative of their future business or performance.

CUSTOMER SERVICE AND SUPPORT

         Touche, TEI and EII handle all customer service-related inquiries or complaints through the sales staff who have been assigned to handle and manage account relationships. This requirement enables the salesperson to monitor and control the quality of production during the entire manufacturing process, which is designed to help prevent production problems before shipment is made to customers. Such efforts are supported by Touche, TEI and EII's engineering departments which are directly involved in the development process of the products.

         To ensure that adequate support is given to customers, each salesperson has formal sales training augmented by direct participation in the manufacturing process at Touche, TEI and EII's facilities and also in the installation and acceptance tests at the customer's facility.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

         The Company does not have any patent or copyright applications pending, because the Company does not offer or provide any original design work that is not otherwise proprietary to the product design-engineering of their customers. The Company owns common law trademark rights to its "Touche" trademark and servicemark.

COMPETITION

         The information technology industry (computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment) is highly competitive, involves rapid technological change and is characterized by substantial competition. The Company's competitors range from small firms to mid-sized local companies. Competition is generally based on several factors, including quality of work, reputation, price and marketing approach. The Company is established in the industry and maintains a strong competitive presence by delivering high-quality work in a timely fashion within the customer's budget constraints.

         The Company offers full-service facility capabilities to customers, which includes the capability of taking the development of an enclosure from conception, to design, to prototype, to full fabrication of the finished product. This process offers better control over quality, turnaround time and delivery. This process also enables the Company to price its products based on marketing its services as a full-service facility compared to competitors who may offer the same services, but at different locations that may be less efficient and less cost-effective to a customer.

         Because of the continuing change by OEMs from manufacturers to design-engineering and marketing organizations, companies like Touche, TEI and EII are receiving a much greater share of the overall manufacturing task of products that are designed for manufacture by their customers. The process itself removes more and more of the subcontracting and replaces it with a prime contractor status gradually eliminating the need for submitting joint subcontracting work proposals. By the Company reducing the number of subcontractors, the customers benefit from the reduction in the turnaround time and the maintenance of more efficient and quality based manufacturers. The creation and maintenance of a "one-stop shop" manufacturing environment is believed to be advantageous to the Company's success as an effective competitor in the industry.

NEW PRODUCT SERVICE LINES OF BUSINESS

         To continue to respond to its customers' needs and to strengthen and diversify its competitive position in the marketplace, the Company intends to introduce the additional service listed below. Neither the Company has not derived any revenues to date from this service, and other services to be provided by the recent acquisitions.

         Clean Room Assembly. This new service is designed to generate additional business from existing customers that have asked TEI to provide clean room assembly capabilities for certain specialized products. These customers include OEMs as well as other local enclosure manufacturers that are currently customers of TEI. This service is directly linked to the value-added services currently provided by TEI. The implementation of this service is not expected to be a significant cost to TEI and is being funded out of its current cash flow. Additional space will not be required for this service and TEI expects that it will hire one or two additional employees that are experienced in clean room assembly.

GOVERNMENT REGULATION


         Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal and state legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act; and The Toxic Substance Control Act. Failure by the Company, Touche, TEI or EII to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. To the best of the Company's knowledge and belief, its operations are not currently in violation of any governmental regulatory requirements nor is it expected or anticipated that any fines, penalties, or assessments will be imposed or required to satisfy any violation.


EMPLOYEES

         As of December 31, 1996, the Company employed approximately 283 persons, including the officers of the Company, all of whom are full-time employees and none of whom are subject to collective bargaining agreements. Of these full-time employees, 35 are engaged in administration and finance, 230 in manufacturing, engineering and production, 7 in marketing and sales and 11 in operations and development. Many of the Company's employees have overlapping responsibilities in these job descriptions.

         The Company believes that its combined future success will depend in large measure upon the continued ability of Touche, TEI and EII to recruit and retain technical personnel. Competition for qualified technical personnel is significant, particularly in the geographic area in which the Company, Touche, TEI and EII are located. Touche, TEI and EII have never experienced a work stoppage. The Company, Touche, TEI and EII believe that their relationships with their employees are good.

FACILITIES


         Touche leases approximately 145,000 square feet of factory manufacturing space in two adjacent buildings which are equipped with state-of-the-art metal fabrication equipment. Touche leases approximately 123,000 square feet at 1875 Dobbin Drive, San Jose, California 95133, which consists of 113,000 square feet in manufacturing space and approximately 10,000 square feet of office space. The 1875 Dobbin Drive lease term commenced on January 1, 1993 and ends on April 20, 2013. In addition, TEI leases approximately 78,000 square feet of manufacturing space at 1881-1899 Dobbin Drive, San Jose, California 95133 from Touche Properties, Inc., a company wholly owned by Rolando Loera, Chairman, President and Chief Executive Officer of the Company. The 1881-1899 Dobbin Drive lease term commenced on November 1, 1993 and ends on November 30, 2013. Touche leases approximately 22,000 square feet of manufacturing space at 1565-C Mabury Road, San Jose, California 95133. The 1565-C Mabury Road lease term commenced on July 1, 1995 and expires on August 31, 1998. All of the foregoing lease agreements are on a triple net basis with landlords. EII leases approximately 21, 600 square feet of combined office and manufacturing space in three separate adjacent light industrial buildings in North Hollywood, California. Two of the three buildings are leased on a month-to-month basis. The lease for the third building expires on April 5, 2001. Annual rent paid by the Company for the year ended December 31, 1996 was $1,038,626. All lease negotiations have been agreed upon through "arms length" negotiations and have been based upon the then current market value.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The current directors and executive officers of the Company are as follows:

    NAME                      AGE            POSITION
    ----                      ---            --------

Rolando Loera                 44       Chairman, President and Chief
                                       Executive Officer; Director

Livino D. Ribaya, Jr.         49       Vice President - Manufacturing

Frank Ramirez III             42       Vice President - Engineering

Charles E. Shaw               53       Vice President - Chief Financial
                                          Officer; Director

Robert Loera                  31       Controller and Secretary; Director

Thomas F. Chaffin             40       Director

Robert C. Fink                62       Director

Boris Lipkin                  50       Director

Dominic A. Polimeni           51       Director


         Each of the directors of the Company holds office until the next annual meeting of stockholders, or until their successors are elected and qualified. At present, the Company's bylaws provide for not less than one director nor more than nine directors. Currently, there are five directors of the Company. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company except that Robert Loera is the brother of Rolando Loera. The officers of the Company devote full time to the business of the Company. See "Certain Transactions."


         The principal occupation and business experience for each officer and director of the Company for at least the last five years are as follows:

         ROLANDO LOERA: Mr. Rolando Loera has been Chairman, President, Chief Executive Officer and a Director of the Company since December 1995 and has held similar positions with Touche since September 1992. Prior to that he was Chief Financial Officer of a predecessor of Touche for eight years. Mr. Loera holds a bachelor of arts degree in Business Administration from the University of Washington.

         LIVINO D. RIBAYA, JR.: Mr. Ribaya has been Vice President - Manufacturing of the Company since December 1995 and has held the same position with Touche since September 1992. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ribaya has a B.S. in Mechanical Engineering from the Mauja Institute of Technology, Manila, Philippines.

         FRANK RAMIREZ III: Mr. Ramirez has been Vice President - Engineering of the Company since December 1995 and has held the same position with Touche since 1978. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ramirez has an A.A. degree in Mechanical Drafting from San Jose City College.

         CHARLES E. SHAW: Mr. Shaw has been Vice President, Chief Financial Officer and a Director of the Company since December 1995 and has held the same position with Touche since 1993. Prior to that he was President and Chief Executive Officer of Compro Business Solutions, Inc., a business and management consulting firm established by Mr. Shaw in 1992. From 1988 until 1992, he served as Vice President and Chief Financial Officer of Douglas Broadcasting, Inc. a $51 million radio broadcast network. Mr. Shaw has a B.S. in Business Administration from the City University of New York, a Masters of Business Administration from New York University and a L.L.B. from LaSalle Law School.

         ROBERT LOERA: Mr. Robert Loera has been Controller, Secretary and a Director of the Company since December 1995 and has been Controller of Touche since June 1992. Mr. Robert Loera is Rolando Loera's brother. Mr. Robert Loera has a B.S. in Business Administration from the University of Washington.


         THOMAS F. CHAFFIN: Mr. Chaffin has been a Director of the Company and a member of the Audit Committee of the Board of Directors since January 1997. He has been a partner in the law firm of Rosenblum Parish & Isaacs, San Jose, CA since January 1995. During the period 1988-1995, Mr. Chaffin was a partner in the law firm of Berliner, Cohen, San Jose, CA. He holds a bachelor's degree in accounting from the University of California, Santa Barbara and earned a J.D. with honors from the University of San Francisco School of Law. He also holds a LL.M. in Taxation from the New York University School of Law and is a certified specialist in Taxation Law by the State Bar of California Board of Legal Specialization.

         ROBERT C. FINK. Mr. Fink has been a Director of the Company since November 1997. Since 1993 Mr. Fink has been Senior Vice President of Corporate Support and Chief Operating Officer of Lam Research Corporation, a manufacturer of semiconductor processing equipment. From 1988 to 1993 he served as President of Drytek, Inc., a former subsidiary of General Signal Corporation. From 1984 to 1988, he was a Director of VLSI Operation (North America) for ITT Corporation's Semiconductor Division. Prior to 1984, Mr. Fink served for 12 years as Director of World Wide Manufacturing Resources for General Instrument Corporation's Microelectronics Division. Mr. Fink has been a director of Uniphase Corporation since April 1995, a director of Conglium, Inc. since January 1996 and a director of eve, Inc. since 1997.

         BORIS LIPKIN. Mr. Lipkin has been a Director of the Company since November 1997. Mr. Lipkin has been President of the Track Division and Corporate Vice President of Silicon Valley Group, Inc., a San Jose, CA based medical test equipment company, since 1995. From 1992 to 1995 he was Vice President and General Manager of Varian Associates, a semiconductor equipment company. From 1978 to 1992 he served in various management and engineering positions at IBM's Fishkill, New York facility. Mr. Lipkin received a Master of Science Degree in electro mechanical engineering at the Polytechnical Institute in Kharkov, Russia.

         DOMINIC A. POLIMENI: Mr. Polimeni has been a Director of the Company since March 1996. Mr. Polimeni has been President, Chief Operating Officer and a Director of Questron Technology, Inc., a distributor of electronic fasteners, since March 1995 and Chairman and Chief Executive Officer of that company since February 1996. Since May 1996, Mr. Polimeni has been a director of Healthcare Imaging Services, Inc., a publicly held company based in Middletown, New Jersey which provides healthcare management and services and since September 1997, a director of Nu Horizons Electronics Corp. Mr. Polimeni has been a Managing Director of Gulfstream Financial Group, Inc., a privately held financial consulting and investment banking firm, since August 1990. Prior to that he held the position of Chief Financial Officer of Arrow Electronics, Inc. ("Arrow") for four (4) years. He also held several other positions, including general management positions, with Arrow over an eight-year period. Prior to that he practiced as a Certified Public Accountant for more than 12 years and was a Partner in the New York office of Arthur Young & Company. He has also held the position of Chief Operating Officer of Fugazy Express, Inc., a New York based transportation company in its start-up phase. He holds a bachelor of business administration degree from Hofstra University.

EXECUTIVE COMPENSATION

         The following table sets forth remuneration paid by the Company, Touche and TEI during fiscal years 1994, 1995 and 1996, to the named officer and director of the Company. For the periods shown, no other executive officer received remuneration in excess of $100,000 per annum.

                                            SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                                                               Compensation
                                                                 Annual         Securities
Name of Individual or                                         Compensation      Underlying          Other
Number of Persons in Group   Position with Company    Year  Salary    Bonus   Options/SARs(#) Compensation(1)
--------------------------   ---------------------    ----  ------    -----   --------------- ---------------
Rolando Loera                  Chairman, President    1996  $225,000   -0-         -0-             14,900
                               and Chief Executive    1995  $225,000   -0-       100,000           10,200
                               Officer; Director      1994  $150,000   -0-         -0-              -0-


No options were granted to Mr. Loera during 1996.

-----------
(1) Includes payments for Company car and employer 401K contributions.


          AGGREGATED OPTIONS/SAR'S EXERCISED IN LAST FISCAL YEAR
                      AND FY-END OPTION/SAR VALUES


                                              Number of Securities         Value of Unexercised
                                             Underlying Unexercised            In-the-Money
                Shares                           Options/SARs at             Options/SARs at
              Acquired on     Value                 FY-End(#)                    FY-End($)
Name           Exercise(#)   Realized($)     Exercisable/Unexercisable    Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------
Rolando Loera    -0-           -0-                  0/100,000                  0/$593,000(1)



----------------------
(1) The value of the unexercised in-the-money option was determined using the average of the bid and the asked price of the Company's Common Stock as of December 31, 1996.

EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement ("Agreement") dated as of December 28, 1995 with Rolando Loera. The term of employment commenced on March 5, 1996 and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the Effective Date, his salary may not exceed $225,000. Mr. Loera is also eligible to receive an annual bonus of up to $100,000, payable in four quarterly installments. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to Mr. Loera and that such bonus awards will be used by Mr. Loera to repay the $473,952 loan by TEI to Touche Properties, Inc. See "Certain Transactions." The 1996 bonus was relinquished by the President and no payments were made to Touche Properties, Inc. during 1996. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors. No objective criteria have been established for determining the amount of any bonuses for subsequent years.

         The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. Under the Agreement, the Company is also obligated to procure and pay the premiums for a $1 million term life policy and, in the event of Mr. Loera's death, to use the death benefit under such policy to purchase from Mr. Loera's estate shares of the Company's Common Stock at its fair market value.

         Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary ($225,000) and a pro rata portion of his prior year's bonus (up to $100,000) annually, for the remaining term of the Agreement, payable in equal monthly installments, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

STOCK OPTION PLAN

         The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. Options to purchase 100,000 shares at $3.75 per share were granted to Rolando Loera effective December 22, 1995. These options vest two years from the date of grant and will expire December 2005. The plan also permits Stock Appreciation Rights to be granted in tandem with options. Finally, the plan permits awards of Restricted Stock.

         Any future awards will be determined by the Board of Directors or a Committee established by the Board.

LIMITATIONS ON LIABILITY OF DIRECTORS

         As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding the Company's Common Stock owned as of November 10, 1997 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's common stock; (ii) each of the Company's executive officers and directors; and (iii) all officers and directors as a group. The percentage of shares calculations have been based on there being 3,596,332 shares outstanding on November 10, 1997.

                            Position                               Number                  Percentage
Name and Address(1)         With Company                           of Shares               of Shares
-------------------         ------------                           ---------               ---------
Rolando Loera               Chairman, President and Chief          967,600 (3)              26.9%(2)
                            Executive Officer; Director

Charles E. Shaw             Vice-President, Chief Financial         10,000 (4)                  *
                            Officer; Director

                            Position                               Number                  Percentage
Name and Address(1)         With Company                           of Shares               of Shares
-------------------         ------------                           ---------               ---------
Robert Loera                Controller and Secretary;              10,000(4)                   *
                            Director

Thomas F. Chaffin           Director                               10,000(4)(5)                *
Rosenblum, Parish &
  Isaacs
160 W. Santa Clara St.
15th Floor
San Jose, CA  95113

Robert C. Fink              Director                                -0-                      --

Boris Lipkin                Director                                -0-                      --

Dominic A. Polimeni         Director                               10,000(4)                   *
c/o Gulfstream Financial
  Group, Inc.
6400 Congress Avenue
Suite 200A
Boca Raton, FL 33487

Rolando Loera               Trustee for Touche Employee            27,280(6)                   *
                            Stock Ownership Plan

All Officers and Directors                                      1,273,420                  32.23(2)%
as a Group (9 persons)(7)

--------------------------
*    Less than 1%

(1) Unless otherwise noted, c/o TMCI Electronics, Inc., 1875 Dobbin Drive, San Jose, CA 95133.


(2) Includes options to purchase 100,000 shares of Common Stock granted to Rolando Loera which vested on December 21, 1997 and options to purchase 200,000 shares which vest 1/36th per month for each of the 36 months commencing August 1, 1997.

(3) Includes options to purchase 100,000 shares which vested on December 21, 1997 and options to purchase 200,000 shares which vest 1/36th per month for each of the 36 months commencing August 1, 1997.

(4) Issuable upon exercise of options.

(5) Rosenblum, Parish & Isaacs, the firm of which Mr. Chaffin is a partner, owns options to purchase 25,000 shares which vested effective July 9, 1997.

(6) Mr. Loera shares investment power with respect to these shares.

(7) Includes 224,040 shares owned by certain executive officers of the Company and options to purchase 14,500 shares.

                              CERTAIN TRANSACTIONS

         The Company was incorporated in the State of Delaware on December 7, 1995, under the name TMCI Electronics, Inc. A predecessor of the Company was organized under the laws of the State of California ("TMCI California") on September 26, 1995 and was merged into the Company on December 28, 1995.

         Mr. Loera was originally issued 600,000 shares of TMCI California's common stock for $1,000. Upon the merger of TMCI California into the Company, Mr. Loera was issued 600,000 shares of the Company's Common Stock in exchange for his shares of TMCI California.

         On March 16, 1994, $50,000 and on April 1, 1994, $25,000 was advanced to Touche by Frank Ramirez III and Livino Ribaya, Jr., employees of Touche and TEI, in exchange for convertible promissory notes bearing interest at 7.382% and 6.75% per annum and payable in monthly installments of $920 and $979, respectively, through 2009. Identical loans were made to TEI on the same dates by the same employees. In June 1995, $25,000 was advanced to each of Touche and TEI by Jose Antonio Agredano in exchange for a convertible promissory note bearing interest at 10% per annum and payable in monthly installments of $950. All of these notes were converted into shares of Touche and TEI immediately prior to the Effective Date of the Stock Purchase Agreements described below.

         On December 30, 1996, the Company made loans in the principal amounts of $95,986, $34,479 and $32,761, respectively to Frank Ramirez III, Jose A. Agredano and Livino Ribaya, Jr. Such loans shall be repaid over ten years bearing interest at 10% per annum.

         The Company entered into Stock Purchase Agreements dated as of December 28, 1995 (the "Stock Purchase Agreements") with Rolando Loera, Chairman, President and Chief Executive Officer of the Company, and Rolando Loera as Trustee for the Touche Employee Stock Ownership Plan pursuant to which the Company has acquired all of the issued and outstanding stock of Touche and TEI in exchange for the issuance of 893,600 shares of the Company's Common Stock. Immediately prior to the close as of the public offering on March 11, 1996, Messrs. Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr. exercised their right to acquire shares of Touche and TEI which they converted into 74,680, 149,360 and 74,680 shares of the Company, respectively. The remaining 594,880 shares were issued to Rolando Loera and to the Touche Employee Stock Ownership Plan.

         TEI leases approximately 78,000 square feet of space located at 1881-1899 Dobbin Drive, San Jose, California from Touche Properties, Inc. ("TPI"), a company wholly owned by Rolando Loera, Chairman, President and Chief Executive Officer of the Company, pursuant to a lease agreement dated November 1, 1993. In addition, TEI leases space to subtenants. Touche is one subtenant. The other two subtenants are unaffiliated with the Company. Rent expense amounted to approximately $576,144 in 1996. Such amounts represent payments by TEI and Touche to TPI, exclusive of any subtenant payments.

         In connection with its acquisition of 1881-1899 Dobbin Drive (the "Property"), TPI borrowed $1,000,000 from the Small Business Administration. This loan bears interest at 6.359% per annum, matures on January 1, 1994 and is secured by a first mortgage on the Property. Touche and TEI, inter alia, have guaranteed the satisfaction of TPI's obligations under this loan.

         TPI also borrowed $303,325 from TEI in December, 1993. This loan bears interest at 10% per annum, and principal and interest are payable in equal monthly installments until satisfied. The principal balance on the loan increased as a result of certain expenses of TPI advanced by Touche. The outstanding balance of the loan as of December 31, 1996 was $473,952.

         In addition, in 1993 Touche made loans to Rolando Loera aggregating $87,190.39. This loan bears interest at 10% per annum and is payable in monthly installments of $1,000. Certain additions were made to the principal amount of the loan in fiscal 1996 to account for payments of certain personal expenses of Rolando Loera by Touche. Accordingly, the outstanding principal balance on the loan was $238,166 at December 31, 1996.

         In 1995, Touche owed Textron Financial approximately $401,700 which Antonio Zertuche, Touche's landlord, agreed to repay in exchange for Touche's promissory note to make monthly installments of approximately $6,322, including interest at 11.5% per annum, maturing December 1996. In January 1996, the Company refinanced the note, and issued a new note for approximately $291,000 which is the difference between the Company's original note payable of approximately $401,700 and its cancellation of an outstanding note receivable from the landlord of approximately $99,000, plus approximately $11,600 in the overpayment of property taxes on leased property located at 1875 Dobbin Drive, San Jose, California. The new note payable was satisfied in March 1996, from the proceeds of the initial public offering (IPO).

                           DESCRIPTION OF SECURITIES

COMMON STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value per share. As of November 10, 1997 there were 3,596,332 issued and outstanding shares of Common Stock and approximately 44 stockholders of record of the Company. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

CLASS A WARRANTS

         There are currently 2,672,000 Class A Warrants ("Warrants") outstanding. Each Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share during the four year period which commenced March 5, 1997. The Common Stock underlying the Warrants will, upon exercise of the Warrants, be validly issued, fully paid and nonassessable. The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after March 5, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by Nasdaq, equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants.

         The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. Because the Warrants included in the Units being offered hereby may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration such that the shares of common stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. If the Company does not or is unable to maintain a current effective registration statement, including audited financial statements for companies acquired, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. See "Risk Factors-Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Warrants Which May Therefore Be Valueless."

         Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Warrants. If the Company is unable to qualify its common stock underlying such Warrants for sale in certain states, holders of the Company's Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

         Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

         Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the Company's assets.

         For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the common stock of the company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

UNIT PURCHASE OPTION

         Biltmore Securities, Inc. ("Biltmore") is the holder of a unit purchase option to purchase up to 128,000 Units at a price of $8.25 per Unit. The unit purchase option was issued to Biltmore in connection with the Company's initial public offering in March 1996 in consideration of the payment of $128. Each Unit consists of one share of the Company's Common Stock, $.001 par value per share, and one Class A Warrant. The option is exercisable during the four year period which commenced March 5, 1997.

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

         1,628,871 of the Company's currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities

Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming no exercise of any outstanding Warrants, the Company has 3,596,332 shares of Common Stock outstanding. Therefore, during each three month period, beginning June 4,1996, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 12,243 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. Notwithstanding the above, the current officers, directors and principal stockholders have agreed, except as noted below, not to sell, transfer, assign or issue any securities of the Company for a period of twenty-four (24) months ending March 5, 1998 without the consent of Biltmore Securities, Inc., the underwriter in the March 1996 public offering ("Biltmore"). Biltmore has released the foregoing lock-up with respect to certain of the shares held by officers and directors and may, in its discretion, release additional shares from time to time. The Company has also agreed not to issue any additional securities other than as contemplated by this Prospectus for a period of twenty-four (24) months ending March 5, 1998 without the consent of Biltmore.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITYHOLDERS

         The Company will furnish to holders of its Common Stock and Warrants annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its securityholders as it deems appropriate.

PLAN OF DISTRIBUTION

         The shares of Common Stock to which this Prospectus relates are being registered exclusively for issuance upon the exercise of the Warrants. Each Warrant, when exercised, entitles the holder thereof to receive one share of Common Stock upon the payment of the exercise price of $5.50 per share. The Warrants are exercisable for a four year period beginning on March 5, 1997. See "Description of Securities - Class A Warrants." The expenses relating to the exercise of the Warrants will be borne by the Company and are anticipated to be approximately $587,840. No underwriting discounts or commissions are payable in connection with the exercise of the Warrants.

                               LEGAL PROCEEDINGS


         Subsequent to the closing of the acquisition of the San Jose Division of Pen Interconnect ("PII"), a dispute arose concerning various aspects of the transaction. On February 14, 1997, TMCI filed a Demand for Arbitration against PII, seeking a substantial purchase price reduction or, in the alternative, other remedies and damages as provided by law. TMCI sought such remedies based upon a failure of consideration furnished by PII and upon misrepresentations of PII, in particular, in overstating the value of inventory, in substantially changing the financial conditions, prior to TMCI taking over operations and to the detriment of TMCI, and in failing to disclose certain accounts payable. Management suspended all payments to PII, including payments due under the promissory notes, aggregating $900,000. Pen, in turn, sought to accelerate the promissory notes. On November 25, 1997, TMCI and PII entered into a letter agreement whereby there will be no purchase price reduction and TMCI will pay PII the full amount due under the promissory notes in the form of unregistered common stock of the Company. At September 30, 1997, the Company classified the promissory notes as maturing under the original terms provided therein.


         None of the Company, Touche, TEI or EII is a party to any other significant legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS

         The validity of the securities being offered hereby have been passed upon for the Company by Gould & Wilkie, One Chase Manhattan Plaza, New York, NY 10005.

                                    EXPERTS

         The financial statements of the Company as of December 31, 1996 and 1995, and the related Statements of Operations, Stockholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1996, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated March 12, 1997, except as to Note 10, for which date is March 27, 1997, of Moore Stephens, P.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------



PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation.........................................................................     P-1

Pro Forma Condensed Combined Balance Sheet as of
September 30, 1996 (unaudited)................................................................     P-2

Pro Forma Condensed Combined Balance Sheet for the nine months ended
September 30, 1996 (unaudited)................................................................     P-3

Pro Forma Condensed Combined Income Statement for the year ended
December 31, 1995 (unaudited).................................................................     P-4

Notes to Pro Forma Condensed Combined Financial Statements (unaudited)........................     P-5

HISTORICAL FINANCIAL STATEMENTS OF TMCI ELECTRONICS, INC. AND SUBSIDIARIES

Report of Independent Auditors................................................................     F-1

Consolidated Balance Sheet as of September 30, 1997 (unaudited),
December 31, 1996 and December 31, 1995 ......................................................     F-2 - F-3

Statements of Operations for the nine months ended September 30, 1997
(unaudited) and 1996 (unaudited) and for the years ended December 31, 1996,
1995 and 1994.................................................................................     F-4

Statements of Stockholders' Equity............................................................     F-5

Statements of Cash Flows for the nine months ended September 30, 1997
(unaudited) and 1996 (unaudited) and for the years ended December 31, 1996,
1995 and 1994 ................................................................................     F-6 - F-7

Notes to Financial Statements.................................................................     F-8 - F-19



                             . . . . . . . . . . .

TMCI ELECTRONICS, INC.
-------------------------------------------------------------------------------

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
BASIS OF PRESENTATION
[UNAUDITED]
-------------------------------------------------------------------------------



                  The following pro forma condensed combined balance sheet as of September 30, 1996 and the condensed combined statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995, give effect to TMCI Electronics, Inc. and Subsidiaries [the "Company"] acquiring through its Touche Electronics, Inc. subsidiary, substantially all of the operating assets of Pen Interconnect, Inc. San Jose Division ["PII"] for a purchase of $3,300,000.


                  The pro forma information is based on the historical financial statements of the Company and the aforementioned acquired company, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

                  The pro forma balance sheet at September 30, 1996 gives effect to the transaction as if it occurred on the balance sheet date.

                  The pro forma statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995, gives effect to these transactions as if they occurred at the beginning of the respective periods presented.

                  The pro forma condensed combined financial statements have been prepared by the Company 's management based upon the historical financial statements of the Company and PII. These pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the acquisitions had been in effect on the dates indicated. The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes contained elsewhere herein, and in the Company's registration statement on Form SB-2, 10-KSB and the Company's quarterly reports on Form 10-QSB.

TMCI ELECTRONICS, INC.
-------------------------------------------------------------------------------


PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1996.
[UNAUDITED]
-------------------------------------------------------------------------------


                                                                HISTORICALS
                                                  ----------------------------------
                                                        TMCI                             PRO FORMA             PRO FORMA
                                                        ----                             ---------             ---------
                                                  ELECTRONICS, INC.        PII          ADJUSTMENTS            COMBINED
                                                  -----------------        ---          -----------            --------
ASSETS:
CURRENT ASSETS:
   Cash                                               $ 2,147,314  $           --  $   (2,000,000)   [3]         $147,314
   Accounts Receivable [Net]                            1,691,391         675,020        (254,072)   [1]        2,112,339
   Inventory                                            5,091,630         716,250              --    [1]        5,807,880
   Prepaid Expenses and Other Current
     Assets                                               382,105          34,177         (30,133)   [1]          386,149
                                                   --------------  --------------  --------------         ---------------

   TOTAL CURRENT ASSETS                                 9,312,440       1,425,447      (2,284,205)              8,453,682
                                                   --------------  --------------  --------------         ---------------

PROPERTY AND EQUIPMENT [NET]                            3,447,871         638,373        (470,378)   [1]        3,615,866
                                                   --------------  --------------  --------------         ---------------

OTHER ASSETS:
   Due from Stockholder and Related Party                 578,009              --              --                 578,009
   Other Assets                                               734          99,139         (99,139)   [1]              734
   Goodwill                                                    --              --       2,576,544    [3]        2,576,544
                                                   --------------  --------------  --------------         ---------------

   TOTAL OTHER ASSETS                                     578,743          99,139       2,477,405               3,155,287
                                                   --------------  --------------  --------------         ---------------

   TOTAL ASSETS                                    $   13,339,054  $    2,162,959  $     (277,178)        $    15,224,835
                                                   ==============  ==============  ==============         ===============

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
   Accounts Payable and Accrued
     Expenses                                      $    2,421,093  $      334,042  $      229,000    [1]  $     2,984,135
   Notes Payable and Capital Lease
     Obligation - Current Portion                         446,329              --              --                 446,329
                                                   --------------  --------------  --------------         ---------------

   TOTAL CURRENT LIABILITIES                            2,867,422         334,042         229,000               3,430,464
                                                   --------------  --------------  --------------         ---------------

LONG-TERM LIABILITIES:
   Notes Payable and Capital Lease
     Obligation - Net of Current Portion                1,617,779          22,739         900,000    [3]        2,540,518
   Deferred Income Taxes                                  405,383              --              --                 405,383
                                                   --------------  --------------  --------------         ---------------

   TOTAL LONG-TERM LIABILITIES                          2,023,162          22,739         900,000               2,945,901
                                                   --------------  --------------  --------------         ---------------

   TOTAL LIABILITIES                                    4,890,584         356,781       1,129,000               6,376,365

STOCKHOLDERS' EQUITY                                    8,448,470       1,806,178      (1,406,178) [2,3]        8,848,470
                                                   --------------  --------------  --------------         ---------------

   TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                        $   13,339,054  $    2,162,959  $     (277,178)        $    15,224,835
                                                   ==============  ==============  ==============         ===============

TMCI ELECTRONICS, INC.
-------------------------------------------------------------------------------

PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1996.
[UNAUDITED]
------------------------------------------------------------------------------


                                           HISTORICALS
                                --------------------------------
                                        TMCI                             PRO FORMA ADJUSTMENTS               PRO FORMA
                                        ----                             ---------------------               ---------
                                  ELECTRONICS, INC.        PII             DR              CR                COMBINED
                                  -----------------        ---             --              --                --------
NET SALES                       $     20,496,567  $    4,973,239  $    1,551,484[5]  $          --        $    23,918,322

COST OF GOODS SOLD                    13,497,840       3,817,955              --         1,551,484   [5]       15,764,311
                                ----------------  --------------  --------------     -------------        ---------------

   GROSS PROFIT                        6,998,727       1,155,284       1,551,484         1,551,484              8,154,011
                                ----------------  --------------  --------------     -------------        ---------------

OPERATING EXPENSES                     5,170,226         584,630              --                --              5,754,856

DEPRECIATION AND
   AMORTIZATION                          630,104          17,863         128,850[4]             --                776,817
                                ----------------  --------------  --------------     -------------        ---------------

   TOTAL OPERATING
     EXPENSES                          5,800,330         602,493         128,850                --              6,531,673
                                ----------------  --------------  --------------     -------------        ---------------

   INCOME FROM OPERATIONS              1,198,397         552,791       1,680,334                --              3,431,522

OTHER INCOME [EXPENSE]                  (478,291)        (75,949)             --                --               (554,240)
                                        --------  --------------  --------------     -------------        ---------------

   INCOME BEFORE PROVISION
     FOR INCOME TAXES                    720,106         476,842       1,680,334                --              2,877,282

PROVISION FOR INCOME
   TAXES                                 254,736         125,381              --                --                380,117
                                ----------------  --------------  --------------     -------------        ---------------

   NET INCOME                   $        465,370  $      351,461  $    1,680,334     $   1,551,484        $       945,681
                                ================  ==============  ==============     =============        ===============

   NET INCOME PER SHARE         $            .15                                                          $           .31
                                ================                                                          ===============

WEIGHTED AVERAGE SHARES
   OUTSTANDING                         3,016,403                                                                3,070,072
                                ================                                                          ===============

TMCI ELECTRONICS, INC.
-------------------------------------------------------------------------------

PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR THE YEAR ENDED
DECEMBER 31, 1995.
[UNAUDITED]
-------------------------------------------------------------------------------


                                           HISTORICALS
                                --------------------------------
                                       TMCI                             PRO FORMA ADJUSTMENTS                PRO FORMA
                                       ----                             ---------------------                ---------
                                ELECTRONICS, INC.         PII             DR                CR               COMBINED
                                -----------------         ---             --                --               --------
NET SALES                       $     28,098,919  $    5,130,004  $    2,576,310[5]  $          --        $    30,652,613

COST OF GOODS SOLD                    19,991,649       4,001,985              --         2,576,310   [5]       21,417,324
                                ----------------  --------------  --------------     -------------        ---------------

   GROSS PROFIT                        8,107,270       1,128,019       2,576,310         2,576,310              9,235,289
                                ----------------  --------------  --------------     -------------        ---------------

OPERATING EXPENSES                     5,417,984         738,275              --                --              6,156,259

DEPRECIATION AND
   AMORTIZATION                          966,962          23,817         171,800[4]             --              1,162,579
                                ----------------  --------------  --------------     -------------        ---------------

   TOTAL OPERATING
     EXPENSES                          6,384,946         762,092         171,800                --              7,318,838
                                ----------------  --------------  --------------     -------------        ---------------

   INCOME FROM OPERATIONS              1,722,324         365,927       2,748,110         2,576,310              1,916,451

OTHER INCOME [EXPENSE]                  (714,708)       (140,084)             --                --               (854,792)
                                ----------------  --------------  --------------     -------------        ---------------

   INCOME BEFORE PROVISION
     FOR INCOME TAXES                  1,007,616         225,843       2,748,110         2,576,310              1,158,244

PROVISION FOR INCOME
   TAXES                                 534,200          90,337              --                --                624,537
                                ----------------  --------------  --------------     -------------        ---------------

   NET INCOME                   $        473,416  $      135,506  $    2,748,110     $   2,576,310        $       533,707
                                ================  ==============  ==============     =============        ===============

   NET INCOME PER SHARE         $            .25                                                          $           .27
                                ================                                                          ===============

WEIGHTED AVERAGE SHARES
   OUTSTANDING                         1,893,600                                                                1,947,269
                                ================                                                          ===============

TMCI ELECTRONICS, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
[UNAUDITED]
-------------------------------------------------------------------------------


[1] To adjust to market assets acquired and liabilities assumed.

[2] To eliminate equity accounts of acquired enterprise.

[3] To record consideration paid of $2,000,000 in cash, $900,000 in promissory notes and issuance of 134,172 shares with a fair value of $400,000 in exchange for substantially all of the assets and liabilities of the San Jose Division of Pen Interconnect which gives rise to goodwill of $2,577,000 calculated as follows:

    Purchase Price                                        $     3,300,000
    Less: Assets in Excess of Liabilities Acquired                723,000
                                                           --------------

      GOODWILL                                            $     2,577,000
      --------                                            ===============

[4] To record amortization of goodwill over 15 years utilizing the straight-line method. Calculated as follows:

    Goodwill                                              $     2,577,000
    Life                                                               15
                                                          ---------------

      ANNUAL AMORTIZATION                                 $       171,800
      -------------------                                 ===============

[5] To eliminate intercompany sales and costs of goods sold.





                         . . . . . . . . . . . . . . .

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of TMCI Electronics, Inc.
  San Jose, California


                  We have audited the accompanying consolidated balance sheet of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.








                                                  MOORE STEPHENS, P. C.
                                                  Certified Public Accountants.

Cranford, New Jersey
March 12, 1997, Except as to
Note 10, for which date is March 27, 1997

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

BALANCE SHEETS
-------------------------------------------------------------------------------



                                                                      Consolidated              Consolidated          Combined
                                                                      September 30,             December 31,        December 31,
                                                                      -------------             ------------        ------------
                                                                          1997                      1996                1995
                                                                          ----                      ----                ----
ASSETS:                                                               (unaudited)
CURRENT ASSETS:                                                        ---------
    Cash                                                           $        112,076           $        145,845     $       701,672
    Accounts Receivable - Net                                             5,260,122                  2,526,816           4,182,411
    Inventory                                                             7,938,699                  5,170,661           3,179,317
    Deferred Income Taxes                                                    68,748                    187,991             164,960
    Prepaid Expenses and Other Current Assets                               451,289                    272,587             167,016
    Other Receivables                                                        72,567                     63,669              98,989
    Notes Receivable - Stockholders                                         204,197                     10,706             100,000
                                                                   ----------------           ----------------     ---------------

    TOTAL CURRENT ASSETS                                                 14,107,698                  8,378,275           8,594,365
                                                                   ----------------           ----------------     ---------------

PROPERTY AND EQUIPMENT - NET                                              5,381,313                  3,638,300           2,918,677
                                                                   ----------------           ----------------     ---------------

OTHER ASSETS:
    Notes Receivable - Stockholders                                              --                    155,520                  --
    Due from Stockholder                                                    200,196                    238,167             232,033
    Due from Related Party                                                  498,952                    473,952             344,676
    Other Assets                                                             22,895                     48,152                 930
    Deferred Loan Fees - Net                                                     --                         --              28,500
    Deferred Offering Costs                                                      --                         --             292,986
    Goodwill                                                              2,797,324                  2,549,261                  --
                                                                   ----------------           ----------------     ---------------

    TOTAL OTHER ASSETS                                                    3,519,367                  3,465,052             899,125
                                                                   ----------------           ----------------     ---------------

    TOTAL ASSETS                                                   $     23,008,378           $     15,481,627     $    12,412,167
                                                                   ================           ================     ===============

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

BALANCE SHEETS
-------------------------------------------------------------------------------



                                                                      Consolidated               Consolidated          Combined
                                                                      September 30,              December 31,        December 31,
                                                                      -------------              ------------        ------------
                                                                          1997                       1996                1995
                                                                          ----                       ----                ----
                                                                       (unaudited)
                                                                        ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                           $      3,845,085           $      2,929,242     $     4,814,964
   Line of Credit                                                         3,204,968                    585,000           1,644,576
   Notes Payable                                                            940,144                    796,867             459,539
   Capital Lease Obligations - Current Portion                                   --                         --             256,237
   Convertible Promissory Notes - Current Portion                                --                         --              15,204
   Income Taxes Payable - Current Portion                                        --                         --             258,168
   Due to Affiliate                                                          27,503                     30,634              25,720
                                                                   ----------------           ----------------     ---------------

   TOTAL CURRENT LIABILITIES                                              8,017,700                  4,341,743           7,474,408
                                                                   ----------------           ----------------     ---------------

LONG-TERM LIABILITIES:
   Notes Payable - Net of Current Portion                                 4,184,419                  2,064,273           1,198,116
   Deferred Income Taxes                                                    556,973                    436,781             429,215
   Bridge Notes Payable                                                          --                         --             537,878
   Capital Lease Obligations - Net of Current Portion                            --                         --             478,505
   Convertible Promissory Notes - Net of Current Portion                         --                         --             113,590
                                                                   ----------------           ----------------     ---------------

   TOTAL LONG-TERM LIABILITIES                                            4,741,392                  2,501,054           2,757,304
                                                                   ----------------           ----------------     ---------------

   TOTAL LIABILITIES                                                     12,759,092                  6,842,797          10,231,712
                                                                   ----------------           ----------------     ---------------

COMMITMENTS AND CONTINGENCIES                                                    --                         --                  --
                                                                   ----------------           ----------------     ---------------

STOCKHOLDERS' EQUITY:
Common Stock, $.001 Par Value, 25,000,000 Shares Authorized, 3,596,332 Issued
       and Outstanding as of September 30, 1997 and 3,499,772 as of December
       31, 1996 and 600,000 as
       of December 31, 1995                                                   3,597                      3,500                 600

    Additional Paid-in Capital                                            7,666,561                  7,366,659           1,029,829

    Retained Earnings                                                     2,579,128                  1,268,671           1,150,026
                                                                   ----------------           ----------------     ---------------

    TOTAL STOCKHOLDERS' EQUITY                                           10,249,286                  8,638,830           2,180,455
                                                                   ----------------           ----------------     ---------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $     23,008,378           $     15,481,627     $    12,412,167
                                                                   ================           ================     ===============



See Notes to Financial Statements.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------


                                                      NINE MONTHS ENDED                              YEARS ENDED
                                                      -----------------                              -----------
                                                        SEPTEMBER 30,                               DECEMBER 31,
                                                        -------------                               ------------
                                                 1 9 9 7            1 9 9 6           1 9 9 6          1 9 9 5         1 9 9 4
                                                 -------            -------           -------          -------         -------
                                               (UNAUDITED)        (UNAUDITED)     [CONSOLIDATED]     [COMBINED]      [COMBINED]
                                                       [CONSOLIDATED]
SALES - NET                                 $    27,773,034  $    20,496,567  $    26,139,828    $   28,098,919   $   20,869,434

COST OF GOODS SOLD                               17,572,573       13,497,840       17,092,231        19,991,649       14,950,750
                                             --------------   --------------   --------------     -------------    -------------

   GROSS PROFIT                                  10,200,461        6,998,727        9,047,597         8,107,270        5,918,684

OPERATING EXPENSES                                7,865,808        5,802,637        8,522,647         6,384,946        4,938,454
                                             --------------   --------------   --------------     -------------    -------------

   INCOME FROM OPERATIONS                         2,334,653        1,196,090          524,950         1,722,324          980,230
                                             --------------   --------------   --------------     -------------    -------------

OTHER INCOME [EXPENSE]:
   Other Income                                     186,530           39,704          189,704            40,394          109,865
   Interest Income                                       --           53,624           69,742             9,726           35,022
   Interest Income - Related Party                       --               --           29,276            29,276               --
   Interest Expense                                (419,053)        (246,655)        (323,679)         (615,881)        (602,733)
   Non-Cash Finance Charge                               --         (462,122)        (462,122)         (287,878)              --
   Gain on Sale of Equipment                          1,241          139,465          139,465           109,655              835
                                             --------------   --------------   --------------     -------------    -------------

   TOTAL OTHER [EXPENSE]                           (231,282)        (475,984)        (357,614)         (714,708)        (457,011)
                                             --------------   --------------   --------------     -------------    -------------

   INCOME BEFORE PROVISION
     FOR INCOME TAXES                             2,103,371          720,106          167,336         1,007,616          523,219

PROVISION FOR INCOME TAXES                          792,914          254,736           18,999           534,200          103,577
                                             --------------   --------------   --------------     -------------    -------------

   NET INCOME                               $     1,310,457  $       465,370  $       148,337    $      473,416   $      419,642
                                            ===============  ===============  ===============    ==============   ==============

EARNINGS PER SHARE:
   Net Income Per Share                     $           .31  $           .15  $           .05    $          .25   $          .22
                                            ===============  ===============  ===============    ==============   ==============

PRO FORMA NET INCOME
[SEE NOTE 22] [UNAUDITED]:
   Income Before Provision
     for Income Taxes                                                         $       167,336
   Pro Forma Income Taxes                                                               6,000
                                                                               --------------

   PRO FORMA NET INCOME
   [UNAUDITED]                                                                $       161,336
                                                                              ===============

PRO FORMA NET INCOME PER SHARE
[UNAUDITED]:
   Income Before Provision for
     Income Tax Per Share                                                     $           .06
   Pro Forma Income Tax Per Share                                                          --
                                                                               --------------

   PRO FORMA NET INCOME PER SHARE                                             $           .06
                                                                               ==============

WEIGHTED AVERAGE NUMBER OF SHARES                 5,393,166        3,016,403        2,865,445         1,893,600        1,893,600
                                             ==============   ==============   ==============    ==============   ==============

See Notes to Financial Statements.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------


                                                                 COMMON STOCK          ADDITIONAL                         TOTAL
                                                          --------------------------   ----------                         -----
                                                           NUMBER OF                    PAID-IN        RETAINED      STOCKHOLDERS'
                                                           ---------                    -------        --------      -------------
                                                            SHARES       AMOUNT         CAPITAL        EARNINGS         EQUITY
                                                            ------       ------         -------        --------         ------
BALANCE - JANUARY 1, 1994                                           --  $         --  $          --  $      256,968  $     256,968

    Issuance of Common Stock November 6, 1995
      and exchange of Shares Among Entities
      under Common Control [Reflected
      Retroactively - See Note 18 B]                           600,000           600        279,829              --        280,429
                                                          ------------  ------------  -------------  --------------  -------------

BALANCE - JANUARY 1, 1994                                      600,000           600        279,829         256,968        537,397

    Net Income for the Year Ended
    December 31, 1994                                               --            --             --         419,642        419,642
                                                          ------------  ------------  -------------  --------------  -------------

BALANCE - DECEMBER 31, 1994
[COMBINED]                                                     600,000  $        600  $     279,829  $      676,610  $     957,039

    Finance Charge Incurred on Bridge
      Notes Payable                                                 --            --        750,000              --        750,000

    Net Income for the Year Ended
      December 31, 1995                                             --            --             --         473,416        473,416
                                                          ------------  ------------  -------------  --------------  -------------

BALANCE - DECEMBER 31, 1995
    [COMBINED]                                                 600,000           600      1,029,829       1,150,026      2,180,455

    Issuance of Common Stock in
      Connection with Exchange of
      Shares under Common Control                              594,880           595           (595)             --             --

    Issuance of Common Stock to
      Former Convertible Debt Holders                          298,720           299        165,927              --        166,226

    Issuance of Common Stock to
      Bridge Lenders                                           400,000           400           (400)             --             --

    Transfer of Subchapter S Retained
      Earnings of Acquired Company to
      Additional Paid-in Capital                                    --            --         29,692         (29,692)            --

    Net Proceeds from Initial Public
      Offering and Issuance of Common
      Stock                                                  1,472,000         1,472      5,742,340              --      5,743,812

    Issuance of Common Stock in
      Connection with Acquisition                              134,172           134        399,866              --        400,000

    Net Income for the Year Ended
      December 31, 1996                                             --            --             --         148,337        148,337
                                                          ------------  ------------  -------------  --------------  -------------

BALANCE - DECEMBER 31, 1996
    [CONSOLIDATED]                                           3,499,772  $      3,500  $   7,366,659  $    1,268,671  $   8,638,830
                                                          ============  ============  =============  ==============  =============

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------


                                                             COMMON STOCK          ADDITIONAL                         TOTAL
                                                     --------------------------    ----------                         -----
                                                       NUMBER OF                    PAID-IN        RETAINED       STOCKHOLDERS'
                                                       ---------                    -------        --------       -------------
                                                        SHARES         AMOUNT       CAPITAL        EARNINGS          EQUITY
                                                        ------         ------       -------        --------          ------
BALANCE - DECEMBER 31, 1996
    [CONSOLIDATED] - FORWARDED                          3,499,772  $      3,500  $   7,366,659  $    1,268,671  $     8,638,830
                                                     ------------  ------------  -------------  --------------  ---------------

Issuance of Common Stock in
    Connection with Acquisition                            96,560            97        299,902              --          299,999

Net Income for the Nine Months
    Ended September 30, 1997                                   --            --             --       1,310,457        1,310,457
                                                     ------------  ------------  -------------  --------------  ---------------

BALANCE - SEPTEMBER 30, 1997
    [UNAUDITED]                                         3,596,332  $      3,597  $   7,666,561  $    2,579,128  $    10,249,286
                                                     ============  ============  =============  ==============  ===============

See Notes to Financial Statements.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------


                                                      NINE MONTHS ENDED                             YEARS ENDED
                                                      -----------------                             -----------
                                                        SEPTEMBER 30,                              DECEMBER 31,
                                                        -------------                              ------------
                                                 1 9 9 7            1 9 9 6           1 9 9 6        1 9 9 5         1 9 9 4
                                                 -------            -------           -------        -------         -------
                                               (UNAUDITED)        (UNAUDITED)     [CONSOLIDATED]   [COMBINED]      [COMBINED]
                                                ---------          ---------       ------------     --------        --------
                                                       [CONSOLIDATED]
                                                        ------------
OPERATING ACTIVITIES:
  Net Income                                   $    1,310,457    $     465,370    $      148,337  $       473,416  $       419,642
                                               --------------    -------------    --------------  ---------------  ---------------
  Adjustments to Reconcile Net Income to
  Net Cash [Used for] Provided by Operations:
  Depreciation and Amortization                       959,083          595,257           839,724          702,056          604,599
  Deferred Income Taxes                               239,434          (38,572)          (15,465)         201,272           25,052
  [Gain] on Sale of Equipment                          (1,241)        (139,465)         (139,465)              --             (835)
  Amortization of Deferred Loan Fees                       --           28,500            28,500          114,000           22,500
  Non-Cash Finance Charge                                  --          462,122           462,122          287,878               --
  Provision for Bad Debts                                  --               --            85,000               --               --
  Contribution to ESOP Plan                                --               --                --               --           50,000

  Changes in Assets and Liabilities:
  [Increase] Decrease in:
  Accounts Receivable                              (2,424,887)       1,436,215         1,991,543       (1,855,640)        (305,608)
  Inventory                                        (2,542,737)      (1,912,313)       (1,275,095)        (800,439)      (1,177,426)
  Prepaid Expenses                                   (180,564)        (110,389)         (130,027)        (104,192)         (26,955)
  Other Receivables                                        --               --           (63,669)              --               --
  Note Receivable - Other                                  --               --                --               --         (102,142)
  Employee Advances                                        --               --                --               --              (61)
  Advance Under Note Receivable                            --               --                --               --            5,019

  Increase [Decrease] in:
  Accounts Payable and
     Accrued Expenses                                 356,236         (904,029)       (2,397,500)       2,087,105          886,278
  Income Taxes Payable                                458,646         (258,168)         (258,168)         179,145           44,174
                                                -------------     -------------    -------------   --------------   --------------

  Total Adjustments                                (3,136,030)        (840,842)         (872,500)         811,185           24,595
                                                --------------    -------------    -------------   --------------   --------------

NET CASH - OPERATING ACTIVITIES                    (1,825,573)        (375,472)         (724,163)       1,284,601          444,237
                                                   -----------    -------------    -------------   --------------   --------------

INVESTING ACTIVITIES:
  Advances to Related Party                                --               --           (29,276)              --               --
  Purchase of Other Assets                                 --               --           (18,722)              --               --
  Advances Note Receivable - Stockholders                  --               --          (128,794)        (170,370)              --
  Advances Due from Stockholder                            --               --            (6,134)              --               --
  Incorporation Fees                                       --               --                --              354               --
  Purchase of Equipment                              (650,390)        (538,989)       (1,114,964)        (343,956)        (171,297)
  Proceeds from Sale of Equipment                       4,000          197,650           197,650               --            7,000
  Acquisition Costs                                        --               --           (74,292)              --               --
  Acquisition of Cable Company                             --               --        (2,000,000)              --               --
  Advance Under Note Receivable                            --               --            98,989            8,698               --
  Due to Affiliate                                         --               --             4,914               --               --
  Note Receivable                                          --          103,103                --               --               --
  Due from Stockholder                                     --           (6,134)               --               --               --
  Collection of Stockholder Note Receivable                --               --                --               --           25,527
  Business Acquisition, Net
    of Cash Acquired                               (1,129,064)              --                --               --               --
                                                --------------    ------------     -------------   --------------   --------------
NET CASH-INVESTING ACTIVITIES                  $   (1,775,454)   $    (244,370)   $   (3,070,629) $      (505,274) $      (138,770)

See Notes to Financial Statements.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------


                                                      NINE MONTHS ENDED                               YEARS ENDED
                                                      -----------------                               -----------
                                                        SEPTEMBER 30,                                DECEMBER 31,
                                                        -------------                                ------------
                                                 1 9 9 7            1 9 9 6           1 9 9 6          1 9 9 5         1 9 9 4
                                                 -------            -------           -------          -------         -------
                                               (UNAUDITED)        (UNAUDITED)     [CONSOLIDATED]     [COMBINED]      [COMBINED]
                                                       [CONSOLIDATED]
                                                        ------------
NET CASH-OPERATING ACTIVITIES              $   (1,825,573)   $    (375,472)   $      (724,163)   $    1,284,601   $      444,237
                                           ---------------   --------------   ----------------   --------------   --------------
   -FORWARDED
NET CASH-INVESTING ACTIVITIES                  (1,775,454)        (244,370)        (3,070,629)         (505,274)        (138,770)
                                           ---------------   --------------   ----------------   --------------   --------------
   -FORWARDED
FINANCING ACTIVITIES:
   Proceeds from Public Offering                       --        5,810,594          6,036,798                --               --
   Advances Under Line of Credit                4,668,135        1,381,129          2,684,742            51,513               --
   Repayments of Line of Credit                (2,101,300)      (3,025,705)        (3,744,318)               --         (351,835)
   Proceeds of Note Payable                     4,234,973               --          2,018,190           137,085        1,651,092
   Repayment of Bridge Loans                           --               --         (1,000,000)               --               --
   Repayment of Note Payable                           --               --         (2,021,705)         (625,827)      (1,198,241)
   Repayment of Capital Lease
     Obligations                                       --               --           (734,742)         (251,886)        (315,100)
   Payments of Deferred Offering
     Costs                                             --               --                 --          (292,986)              --
   Proceeds from Bridge Loans                          --               --                 --         1,000,000               --
   Advance from Affiliates                             --               --                 --          (100,182)         (78,452)
   Advances Under Convertible
     Promissory Notes                                  --               --                 --             6,144          150,000
   Repayment of Convertible
     Promissory Note                                   --               --                 --           (18,432)          (8,918)
   Common Stock Issued                                 --               --                 --             1,000               --
   Debt Repayment                              (3,234,550)      (1,100,534)                --                --               --
   Line of Credit, Net                                 --               --                 --                --               --
   Payment of Deferred Loan Costs                      --               --                 --                --         (165,000)
   Repayment of Bridge Note Payable                    --       (1,000,000)                --                --               --
                                            -------------     ------------     --------------     -------------    -------------

   NET CASH - FINANCING ACTIVITIES              3,567,258        2,065,484          3,238,965           (93,571)        (316,454)
                                            -------------     ------------     --------------     -------------    -------------

   NET [DECREASE] INCREASE IN CASH                (33,769)       1,445,642           (555,827)          685,756          (10,987)

CASH - BEGINNING OF YEARS/PERIODS                 145,845          701,672            701,672            15,916           26,903
                                            -------------     ------------     --------------     -------------    -------------

   CASH - END OF YEARS/PERIODS             $      112,076    $   2,147,314    $       145,845    $      701,672   $       15,916
                                           ==============    =============    ===============    ==============   ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                                    December 31
                                                                                                     -----------
   Cash paid during the years/periods for:                                            1996              1995              1994
                                                                                      ----              ----              ----
   Interest                                                                   $       316,567    $      578,492   $      581,332
   Income Taxes                                                               $       468,419    $      156,707   $       36,449

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   The following table sets forth property and equipment costs which were completely financed through equipment contracts:

December 31,
   1996                                    $      643,451
   1995                                    $      124,035
   1994                                    $      209,002

   See Note 4 with respect to acquisition of business. See Note 15 for information on related party transactions.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------


   In November 1995, the Company incurred a non-cash finance charge of $750,000 in connection with bridge financing, of which $462,122 and $287,878 was charged to operations at December 31, 1996 and 1995, respectively [See Note 13].

   See Note 2 for information about the Stock Purchase Agreement and exchange of shares.

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------




[1] FINANCIAL STATEMENT PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

The financial statements are presented on a consolidated basis commencing March 5, 1996 and include the results of operations of the parent company, TMCI Electronics, Inc. ["TMCI"], and its wholly-owned subsidiaries, Touche Manufacturing, Inc. ["Touche"], and Touche Electronics, Inc. ["TEI"] [collectively, the "Company"]. The Company's revenues are predominately generated from the manufacture and sale of custom-fabricated metal enclosures for manufacturers of computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. The Company also assembles and installs wire cable harnesses used in custom-fabricated metal enclosures for manufacturers of computers, telecommunications test equipment and medical test equipment. The Company sells to original equipment manufacturers primarily located in the Silicon Valley, California area.

All significant intercompany transactions have been eliminated for all periods presented.

[2] BASIS OF PRESENTATION

The Company entered into Stock Purchase Agreements [the "Agreements"] with the stockholders of Touche and TEI to acquire all of their issued and outstanding stock. The combined financial statements as of and for the period ended December 31, 1995 give retroactive effect to the acquisition by TMCI Electronics, Inc. of all of the outstanding common stock of TEI [an S corporation] and Touche on March 5, 1996. The financial statements of the Company are presented on a consolidated basis commencing as of such date. Prior to that date the separate results of TEI and Touche had been combined on an as-if pooling basis consistent with that of consolidated financial statements giving retroactive effect to the issuance of 27,280 shares of the Company's common stock to the stockholders of TEI, and 567,600 shares of the Company's common stock to the stockholders of Touche. Additionally, the S corporation equity section of TEI has been reclassified to additional paid-in capital. No adjustment of assets to "fair value" had been recorded and all intercompany balances and transactions were eliminated. The accompanying combined financial statements for 1995 will become the historical financial statements upon issuance of financial statements for the period subsequent to March 5, 1996.

[3] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

CASH EQUIVALENTS - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1996, there were no cash equivalents.

INVENTORY - Inventory is recorded at the lower of cost or market. Cost, which includes materials, labor and overhead, is determined using the first-in, first-out basis method. The Company reviews inventory items that have been on hand for more than 60 days and charges against earnings if it is determined that such inventory has become obsolete. During the years ended December 31, 1996, 1995 and 1994, the Company charged $40,000, $-0-, and $-0- respectively.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment is stated at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------

[3] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

GOODWILL AND AMORTIZATION - Goodwill is amortized utilizing the straight-line method over a period of 15 years. When changes in circumstances warrant it, the Company evaluates the carrying value and the periods of amortization of goodwill based on the current and expected future non-discounted cash flows of the entities or assets giving rise to the goodwill.

DEFERRED LOAN COSTS - Deferred loan costs have been amortized over the term of the loan using the straight-line method which approximates the interest method.

EARNINGS PER SHARE - Earnings per share of common stock is based on the weighted average number of common shares outstanding for each period presented. The 1995 and 1994 weighted average number of shares gives retroactive effect for the shares issued in the business combination [See Note 2]. Common stock equivalents are included if dilutive.

ADVERTISING - The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to $18,316, $11,874 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

STOCK OPTIONS - The Company accounts for employee stock-based compensation under the intrinsic value based method as prescribed by Accounting Principles Board ["APB"] Opinion No. 25. The Company applies the provisions of Statement of Financial Accounting Standards ["SFAS"] No. 123 to non-employee stock-based compensation and the pro forma disclosure provisions of that statement to employee stock-based compensation.

RISK CONCENTRATIONS - Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash and cash equivalents with high credit quality financial institutions located in the western United States.

The Company periodically has money in financial institutions that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $191,000 and $669,000 at December 31, 1996 and December 31, 1995, respectively.

The Company's extension of credit to its customers, which are primarily located in the Silicon Valley, California, results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of its customers. Based upon factors surrounding the credit risk of its customers and the Company's historical collection experience, an allowance for uncollectible accounts amounting to $93,279 and $8,279 has been established at December 31, 1996 and 1995, respectively. The Company believes that its accounts receivable credit risk exposure beyond such allowance is limited. Such assessment may be subject to change in the near term.

The Company had sales to three unrelated customers in the computer industry approximating $7,404,000, $6,285,000 and $3,487,600 representing 28%, 24% and
13%, respectively, of the Company's total net sales for the year ended December 31, 1996. For the year ended December 31, 1995, sales to these three unrelated customers approximated $9,273,000, $5,058,000 and $5,339,000 representing 33%, 18% and 19%, respectively. For the year ended 1994, sales to these three unrelated customers approximated $6,052,000, $5,426,100, and $2,713,000 representing 29%, 26% and 13%, respectively. The loss of one or more of these customers may have a severe impact on the Company in the near term.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------

[4] BUSINESS ACQUISITION

Effective November 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Pen Interconnect, Inc.'s San Jose Division [a manufacturer of wire cable harnesses] for a purchase price of $3,300,000. The Company acquired assets of approximately $1,309,000 and assumed certain liabilities of $372,000. The consideration paid consisted of $2,000,000 in cash, $900,000 in promissory notes, and 134,172 shares of TMCI common stock with an agreed-upon guaranteed value of $400,000 at the date of acquisition of which 80,503 shares were held in escrow subject to the outcome of an earn out agreement entered into between the Company and Pen Interconnect, Inc. The acquisition was accounted for utilizing the purchase method and the operations of the new division are included in the Company's results of operations from November 1, 1996. Goodwill of approximately $2,577,000 [of which approximately $214,000 was for legal and accounting costs directly related to the acquisition] was recorded in connection with the transaction which is being amortized utilizing the straight-line method over a period of 15 years. Amortization expense of $27,593 was recorded for the period ended December 31, 1996 and accumulated amortization amounted to $27,593 at December 31, 1996. In addition, the Company entered into agreements whereby based on the attainment of certain earnings levels the seller can earn additional proceeds of $700,000. TMCI may also be obligated to issue up to an additional 13,417 shares of Common Stock in the event that certain overdue accounts receivable are collected. In the event any such future payments will take place, the amount will be capitalized as part of a goodwill. [See Note 21A - Subsequent Events - Unaudited-Arbitration of Pen Interconnect Acquisition.]

The following pro forma unaudited information presents the results of the combined operations of TMCI Electronics, Inc. and the San Jose Division of Pen Interconnect, Inc., treating the latter as if it was a division of Touche' Electronics, Inc. for the entire years ended December 31, 1996 and 1995, with pro forma adjustments as if the acquisition had been consummated as of the beginning of 1995. This pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1995 or results which may occur in the future.

                                                         Year ended
                                                         ----------
                                                        December 31,
                                                        ------------
                                                 1 9 9 6          1 9 9 5
                                                 -------          -------

Total Revenues                               $ 31,891,096     $ 30,652,613
Net Income                                   $    445,153     $    533,707
Net Income Per Share                         $        .15     $        .21

[5] INVENTORY

Inventory consisted of the following:

                                                               September 30,              December 31,
                                                               -------------              ------------
                                                                1 9 9 7             1 9 9 6          1 9 9 5
                                                                -------             -------          -------
Raw Materials                                                $      4,608,407   $     3,015,968  $     1,400,311
Work-in Process                                                     2,332,484         1,465,951        1,779,006
Finished Goods                                                        997,808           688,742               --
                                                             ----------------   ---------------  ---------------

   TOTAL                                                     $      7,938,699   $     5,170,661  $     3,179,317
   -----                                                     ================   ===============  ===============

[6] NOTES RECEIVABLE - STOCKHOLDERS

During 1996, the Company had advanced $166,226 to three stockholders bearing interest at 10% with a 10 year amortization period commencing December 1, 1997. During 1995, the balance due from stockholders was comprised of two promissory notes due on demand from the Company's president. The cumulative balance of these outstanding notes was $232,033 at December 31, 1995.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------

[7] PROPERTY AND EQUIPMENT AND DEPRECIATION AND AMORTIZATION

Property and equipment is comprised of the following:

                                                                                      December 31,
                                                                                      ------------
                                                                             1 9 9 6                  1 9 9 5
                                                                             -------                  -------
Machinery and Equipment                                                $     5,036,652            $     3,859,253
Furniture and Fixtures                                                         620,838                    478,248
Transportation Equipment                                                       223,397                    166,676
Leasehold Improvements                                                         117,699                     69,533
                                                                       ---------------            ---------------

Total                                                                        5,998,586                  4,573,710
Less:  Accumulated Depreciation and Amortization                            (2,360,286)                (1,655,033)
                                                                       ---------------            ---------------

   TOTAL                                                               $     3,638,300            $     2,918,677
   -----                                                               ===============            ===============

Depreciation and amortization expense amounted to $812,131, $702,056 and $604,599 for the years ended December 31, 1996, 1995 and 1994, respectively.

[8] DUE FROM RELATED PARTY

The Company has amounts due from an entity controlled by the majority stockholder of the Company with interest to 10% per annum. The balance due the Company amounted to $473,952 and $444,676 at December 31, 1996 and 1995, respectively. Interest income on these amounts approximated $30,000 for each of the years ended December 31, 1996, 1995 and 1994. In addition, the entity borrowed $1,000,000 from the Small Business Administration. The Company has guaranteed amounts due under the loan.

[9] DUE FROM STOCKHOLDER - NONCURRENT

The December 31, 1996 balance due from stockholder is comprised of two unsecured promissory notes due on demand from the Company's president. Each of the notes call for interest payable at 10% per annum. The cumulative balance outstanding of these notes was $238,167 and $232,033 at December 31, 1996 and 1995, respectively.

[10] LINE OF CREDIT

In March 1996, the Company entered into a new line of credit and term loan facility with a financial institution. The new facilities bear interest rates ranging from prime plus 1.25% to prime plus .75%, are collateralized by all corporate assets and was used to pay off the former line of credit and other debt aggregating approximately $2,800,000. The unused portion of the line of credit was $3,415,000 [based upon eligible accounts receivable] at December 31, 1996 of which approximately $1,000,000 from the line was used to finance the acquisition of Enterprise Industries, Inc. [See Note 20]. The new facility requires the Company, among other things, to maintain minimum levels of earnings, tangible net worth and certain minimum financial ratios. Effective December 31, 1996, the Company was not in compliance with certain covenants and obtained a waiver from the financial institution of the required minimum level of earnings, tangible net worth, and debt service coverage ratio. The line of credit also contains negative covenants among other provisions, requiring the consent for the disposition of assets, acquisition or merger of any business, guaranty of any third party obligations, capital restructure, and any distributions or payment of any dividends in cash or in stock. The weighted average interest rate on short-term borrowings at December 31, 1996 was 11.3 percent. The line of credit is personally guaranteed by the president of the Company. There can be no assurance that the Company will be able to maintain compliance with applicable covenants under the line of credit and term loan facility in the future.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[11] NOTES PAYABLE

Notes payable consist of the following:

                                                                                                        December 31,
                                                                                                        ------------
                                                                                                 1 9 9 6            1 9 9 5
                                                                                                 -------            -------
Promissory notes in the amounts of $500,000 and $400,000 issued in connection with the acquisition of the cable company, bearing interest at the prime rate plus .5% with monthly payments of $33,276, maturing October 31, 1999 and November 1, 1998, respectively, collateralized by the assets of the cable division and are
    in default [See Note 21A]                                                               $   900,000          $      --

Note payable to financing company with monthly payments of $6,293 including principal and interest at 8.35% per annum; maturing
     March 2001; collateralized by machinery and equipment                                      269,393                 --

Notes payable to financial institution with monthly payments of $46,906 including principal and interest at 1.25% above prime, maturing
    May 1, 2001, collateralized by all corporate assets                                       1,691,747                 --

Notes payable to financial institution with monthly installments of $18,883 plus interest at the bank's prime rate plus 3.5%; guaranteed by the majority stockholder of the Company and two
    related companies; due April 1999                                                                --            603,540

Note payable to financing company with monthly payments of $228 including principal and interest at 12.00% per annum;
    due October 1997; collateralized by automotive equipment                                         --              4,471

Note payable to financing company with monthly payments of $280 including principal and interest at 10.75% per annum;
    due January 1998; collateralized by automotive equipment                                         --              6,255

Note payable to financing company with monthly payments of $362 including principal and interest at 9.87% per annum;
    due December 1998; collateralized by automotive equipment                                        --             11,967

Note payable to financing company with monthly payments of $14,709 including principal and interest at 7.9% per annum;
    due November 1998; collateralized by machinery and equipment                                     --            430,652

Note payable to financing company with monthly payments of $6,005 including principal and interest at 10.75% per annum; due April 2004; collateralized by property held by an affiliated entity
    [See Note 15]                                                                                    --            395,714

Note payable to individual with monthly payments of $1,057 per month including interest at 9.82% per annum; due July 1999. This note is convertible into
    74,680 shares of Company common stock
    [See Note 18D]                                                                                   --             38,174

Note payable to financing company with monthly payments of $1,606 including principal and interest at 11.09% per annum; due January
    2000; collateralized by machinery and equipment                                                  --             69,060

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------

Note payable to financing company with monthly payments of $2,454 including principal and interest at 8.5% per annum; due December
    1999; collateralized by machinery and equipment                                                      --             97,822
                                                                                            ---------------     --------------

Total                                                                                             2,861,140          1,657,655
Less:  Current Portion                                                                              796,867            459,539
                                                                                            ---------------     --------------

    NON CURRENT PORTION                                                                     $     2,064,273     $    1,198,116
    -------------------                                                                     ===============     ==============

The prime rate was 8.25% and 8.5% at December 31, 1996 and December 31, 1995, respectively.

Current maturities on long-term debt at December 31, 1996 are as follows:

December 31,
------------
             1997                                             $       796,867
             1998                                                     828,510
             1999                                                     699,116
             2000                                                     518,138
             2001                                                      18,509
             Thereafter                                                    --
                                                              ---------------

             TOTAL                                            $     2,861,140
             -----                                            ===============

[12]  OTHER LIABILITIES

Pursuant to a purchase agreement with the previous owner of the operating assets of the business, consummated in September 1992, the Company assumed, and agreed to perform and pay when due, all of the liabilities, obligations, and contracts of the previous owner as of August 31, 1992, and any additional liabilities arising in the ordinary course of business. Accrued expenses include management's estimate of their liability under this purchase agreement of approximately $68,000.

[13] BRIDGE NOTES PAYABLE

In November and December 1995, the Company borrowed an aggregate of $1,000,000 in bridge loans, as evidenced by four promissory notes of $250,000 each bearing a rate of eight percent [8%] simple interest. The loans matured on the consummation of the public offering of the Company's securities [See Note 18C]. As additional consideration, solely for making the loans, the Company granted the lenders the right to receive an aggregate of 200,000 units ["Bridgeholder's Units"]. Each Bridgeholder's Unit consists of (i) two shares of Common Stock,
(ii) two Class A Redeemable Common Stock Purchase Warrants ["Class A Warrants"] and (iii) two Class B Redeemable Common Stock Purchase Warrants ["Class B Warrants"]. The Lenders may exercise the right to receive the Bridgeholder's Units by delivering the notice thereof to the Company at any time after the effective date of the offering. The holders of the Bridge Units agreed not to sell, pledge, hypothecate, encumber or otherwise dispose of any of the Bridge Units for a period of thirteen months following the effective date of the offering. The Company has valued these units at $3.75 per unit taking into consideration restrictions imposed on the holders of the Bridge Units as to the salability of the units issued. The Company has accounted for the $750,000 value of the Bridgeholder's Units as debt issue costs which were amortized by the straight-line method which approximates the interest method over the life of the promissory notes. For the year ended December 31, 1996 and 1995, amortization of $462,122 and $287,878, respectively, of such costs are reflected in the statement of operations.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[14] INCOME TAXES

Commencing March 5, 1996, the Company will file its tax returns on a consolidated basis with all of its subsidiaries. Prior to March 5, 1996, TMCI and Touche filed separate Subchapter C corporation tax returns and TEI was taxed under the provisions of Subchapter S of the Internal Revenue Code.


Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts, and consist primarily of depreciation, inventory capitalization, allowance for bad debts, contribution deductions, and the alternative minimum tax.

The components of the provision for income taxes are as follows:

                                                                            December 31,
                                                                            ------------
                                                        1 9 9 6               1 9 9 5                1 9 9 4
                                                        -------               -------                -------
Current Tax Expense:
   Federal                                           $        126,644       $        354,200       $              --
   State                                                       10,120                 66,900                   2,503
                                                     ----------------       ----------------       -----------------

   Totals                                                     136,764                421,100                   2,503
   Less: Benefit of Net Operating
          Loss Carryforward                                  (102,300)               (86,100)                     --
                                                     ----------------       ----------------       -----------------

   Total Current Provision                                     34,464                335,000                   2,503
                                                     ----------------       ----------------       -----------------

Deferred:
   Federal                                                     40,658                203,800                  60,035
   State                                                      (56,123)                (4,600)                 41,039
                                                     ----------------       ----------------       -----------------

   Total Deferred Provision                                   (15,465)               199,200                 101,074
                                                     ----------------       ----------------       -----------------

   TOTAL PROVISION FOR TAXES                         $         18,999       $        534,200       $         103,577
   -------------------------                         ================       ================       =================


The components of the deferred tax liabilities are as follows:

                                                                  December 31,
                                                                  ------------
                                                          1996                  1995
                                                          ----                  ----

Deferred Tax Asset:
   Alternative Minimum Tax Credits                   $         59,717       $         29,700
   Bad Debt Allowance                                          37,441                     --
   Inventory Capitalization                                    21,230                 20,060
   Non-Cash Financing Charges                                      --                115,200
   Unused State Tax Credit                                     69,603                     --
                                                     ----------------       ----------------

   Deferred Tax Asset - Current                               187,991                164,960

Deferred Tax Liabilities
   Excess Tax Over Book
   Accumulated Depreciation -
     Non-Current                                             (436,781)              (429,215)
                                                     ----------------       ----------------

   NET DEFERRED TAX LIABILITIES                      $       (248,790)      $       (264,255)
   ----------------------------                      ================       ================

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[14] INCOME TAXES [CONTINUED]

A reconciliation between the Company's effective tax rate and the U.S. statutory rate follows:

                                                                  1 9 9 6          1 9 9 5       1 9 9 4
                                                                  -------          -------       -------
U.S. Statutory Rate Applied to Pretax Income                            34%            34%          34 %
State Tax Provision - Net of Federal Tax Benefit                         6              6            6
Effect of S Corporation Operations                                      13              2          (10)
Net Operating Loss Carryforward                                        (42)            --           --
Other                                                                   --             11          (10)
                                                                  --------        -------       ------

   TOTAL EFFECTIVE TAX RATE                                             11%            53%          20 %
   ------------------------                                       ========        =======       ======

As of December 31, 1996, the Company utilized the remaining balance of its net operating loss carryforward as an offset to its federal and state income tax expense.

[15] RELATED PARTY TRANSACTIONS

In 1995, Touche owed Textron Financial approximately $401,700 which Antonio Zertuche, Touche's landlord, agreed to repay in exchange for Touche's promissory note to make monthly installments of approximately $6,322, including interest at 11.5% per annum, maturing December 1996. In January 1996, the Company refinanced the note, and issued a new note for approximately $291,000 which is the difference between the Company's original note payable of approximately $401,700 and its cancellation of an outstanding note receivable from the landlord of approximately $99,000, plus approximately $11,600 in the overpayment of property taxes on leased property located at 1875 Dobbin Drive, San Jose, California. The new note payable was satisfied in March 1996, from the proceeds of the initial public offering.

In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ("TPI"), a real estate company which owns and leases the real property located at 1881-1899 Dobbin Drive (the "Property") to TEI and Touche, two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $477,640 and $479,307 in 1996, 1995 and
1994, respectively. In addition, TPI has a loan in the amount of $1,000,000 on the Property, and TEI and Touche have guaranteed the satisfaction of TPI's obligations under this loan.

[16] EMPLOYEES' STOCK OWNERSHIP PLAN AND EMPLOYEES' DEFINED CONTRIBUTION PLAN

TMCI has a Noncontributory Employees' Stock Ownership Plan ["the Plan"] covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by Touche as determined annually by the directors and stockholders. As of December 31, 1996 and 1995, the Plan owned approximately .8% and 10% respectively of Touche's outstanding shares. The Company has a voluntary 401(k) savings plan covering all eligible employees. The Company matches up to 5% of all contributions on a discretionary basis and each employee vests 100% over 7 years. The Company's 1996, 1995 and 1994 contributions were $5,036, $1,945 and $0, respectively.

[17] COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company leases its production and administrative facilities. This obligation extends through April 2003. Annual rental increases on each January 1st shall be adjusted per the average annual Consumer Price Index - San Francisco/Oakland/San Jose Metropolitan Area. Beginning on May 1, 2003 and continuing through the remaining lease term, the base rent will be the prevailing market rate.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[17] COMMITMENTS AND CONTINGENCIES [CONTINUED]

A portion of the Company's production and administrative facilities are leased from an affiliate which is 100% owned by the Company's sole stockholder. The leases commenced in November 1993 and November 1996 and expire in November 2013.

Minimum lease payments for the next 5 years and thereafter [not including the CPI increases] are:

                                            Related Party         Third Party
                                            -------------         -----------
                                               Leases               Leases
                                               ------               ------

1997                                     $         576,144     $       470,160
1998                                               576,144             470,160
1999                                               576,144             470,160
2000                                               576,144             470,160
2001                                               576,144             470,160
Thereafter                                       6,865,716           5,406,840
                                         -----------------     ---------------

   TOTAL                                 $       9,746,436     $     7,757,640
   -----                                 =================     ===============

Total rent expense amounted to $1,038,626, $730,417 and $608,420 for the years ended December 31, 1996, 1995 and 1994, respectively.

EMPLOYMENT AGREEMENT - The Company has entered into an employment agreement ["Agreement"] dated as of December 28, 1995 with its president. The term of employment commenced on March 5, 1996, the effective date of the public offering and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the effective date, his salary may not exceed $225,000. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to the president. The 1996 bonus was relinquished by the President. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors.

The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability.

If employment by the Company of Mr. Loera terminates or Mr. Loera becomes unable to perform his duties, the Company may be adversely affected.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------



[18] STOCKHOLDERS' EQUITY

[A] DESCRIPTION OF SECURITIES - The authorized capital stock of the Company consists of 25,000,000 shares of common stock, $.001 par value per share. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable.

[B] ISSUANCE OF COMMON STOCK - On November 6, 1995, the Company issued 600,000 shares of its common stock to its then sole stockholder in exchange for $1,000, which is reflected retroactively in the statement of stockholders' equity in connection with the business combination.

[C] PUBLIC OFFERING - On March 11, 1996, the Company closed the initial public offering of its securities resulting in net proceeds to the Company of approximately $5,700,000. The Company sold 1,472,000 Units consisting of one share of common stock, $0.001 par value per share, and one redeemable Class A warrant at a price of $5.00 per Unit. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.50 per share for a period of four years beginning March 5, 1997. The Company may redeem the Class A warrants any time after March 5, 1997, upon thirty days written notice, if the average closing price or bid price of the common stock, as reported by the principal market on which the common stock is quoted or traded, equals or exceeds $8.75 per share, for any 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Company used a portion of the proceeds from the offering to repay the bridge notes described in Note 13.

Effective with the offering, the Company sold the underwriter an option to purchase up to an aggregate of 128,000 units. Each unit shall be exercisable during the four-year period commencing one year after March 11, 1996. The exercise price of the units issuable upon exercise of the underwriter's units during the period of exercisability shall be $8.25.

[D] CONVERSION OF DEBT-TO-EQUITY - Immediately prior to the public offering, the holders of the convertible promissory notes exercised the conversion right of the notes and exchanged them for 298,720 shares of TMCI.

[E] STOCK PURCHASE AGREEMENTS - On December 28, 1995, the Company entered into Stock Purchase Agreements [the "Agreements"] with the stockholders of Touche and TEI to acquire all of the issued and outstanding stock of Touche and TEI. Immediately prior to the public offering, the Company exchanged its shares of Touche and TEI for 567,600 and 27,280 shares, respectively, of TMCI.

[F] STOCK OPTION PLAN - The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company will be granted options to purchase shares of the Company's common stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. On December 22, 1995, the Company's president was granted options to purchase 100,000 shares of common stock at $3.75 per share. The options vest two years from the date of grant and will expire in December 2005. The Plan also permits stock appreciation rights to be granted in tandem with options.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------



[18] STOCKHOLDERS' EQUITY [CONTINUED]

[F] STOCK OPTION PLAN [CONTINUED] - A summary of the activity under the plan is as follows:

                                                                                        Remaining
                                                                                        ---------
                                                                                       Contractual
                                                                                       -----------
                                                          Shares           Price          Life         Exercise Price
                                                          ------           -----          ----         --------------
BALANCE - DECEMBER 31, 1994                                        --  $          --

Granted                                                       100,000           3.75      10 Years     $    3.75
Exercised                                                          --             --
Forfeited/Expired                                                  --             --
                                                      ---------------  -------------

   OUTSTANDING - DECEMBER 31, 1995                            100,000           3.75      10 Years     $    3.75
   -------------------------------

Granted                                                            --             --
Exercised                                                          --             --
Forfeited/Expired                                                  --             --
                                                      ---------------  -------------

   OUTSTANDING - DECEMBER 31, 1996                            100,000  $        3.75      10 Years     $    3.75
   -------------------------------                    ===============  =============

   EXERCISABLE - DECEMBER 31, 1996                                 --             --
   -------------------------------                    ===============  =============

Had compensation cost for the Company's stock options issued to employees been determined based upon the fair value at the grant date for stock options issued under these plans pursuant to the methodology prescribed under Statement of Financial Accounting Standards ["SFAS"] No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been decreased, on a pro forma basis, by approximately $138,500, or $.05 per share for the year ended December 31, 1996 which is based upon the amortization of the 1995 fair value. The effect on 1995 earnings is immaterial. The fair value of stock options granted to employees used in determining the pro forma amounts is estimated at $377,000 during 1995 using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                      December 31,
                                                      ------------
                                              1 9 9 6             1 9 9 5
                                              -------             -------

Risk-free Interest Rate                         N/A                5.87%
Expected Life                                   N/A               6 Years
Expected Volatility                             N/A               82.07%
Expected Dividends                                        None

Net income and net earnings per share as reported, and on a pro forma basis as if compensation cost had been determined on the basis of fair value pursuant to SFAS No. 123 is as follows:

                                               December 31,
                                               ------------
                                                  1 9 9 6
                                                  -------
Net Income:
   As Reported                              $         148,337
                                            -----------------
   Pro Forma                                $           9,837
                                            -----------------

Net Income Per Share:
   As Reported                              $             .05
                                            -----------------
   Pro Forma                                $              --
                                            -----------------

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[19] FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications:

                                                                          December 31,
                                                                          ------------
                                                               1 9 9 6                            1 9 9 5
                                                               -------                            -------
                                                     Carrying          Fair             Carrying             Fair
                                                     --------          ----             --------             ----
                                                      Amount           Value             Amount              Value
                                                      ------           -----             ------              -----
Due from Stockholder                              $     238,167   $     238,167     $      232,033    $      232,033
Note Receivable - Stockholders                    $     166,226   $     166,226     $      537,878    $      537,878
Due from Related Party                            $     473,952   $     473,952     $      344,676    $      344,676
Notes Payable - Net of Current Portion            $   2,064,273   $   2,064,273     $    1,198,116    $    1,198,116
Convertible Promissory Notes-
 Net of Current Portion                           $          --   $          --     $      113,590    $      113,590

In assessing the fair value of these financial instruments, the Company was required to make assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, notes receivable, accounts payable, amounts due to and from related parties and affiliates, and short-term debt, management estimates that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. Management estimates that the carrying amount of its long-term indebtedness approximates fair value since the interest rates currently offered to the Company for debt of the same remaining maturities approximates the average interest rates which the Company is currently paying. The Company does not believe it is practicable to estimate the fair value of the guarantee described in Note 8 and does not believe exposure to loss is likely.

[20] SUBSEQUENT EVENT

ACQUISITION OF ENTERPRISE INDUSTRIES, INC. - On January 24, 1997, the Company acquired 100% of the outstanding shares of capital stock of Enterprise Industries, Inc. ["Enterprise"], a North Hollywood, California based metal stamping manufacturing business for a total purchase price of $1,500,000, consisting of $1,000,000 in cash and the issuance of 96,560 shares of the Company's common stock. The Company acquired assets of approximately $1,088,000 and assumed liabilities of approximately $323,000 resulting in goodwill of approximately $735,000. At the same time the Company entered into a five year employment contract with the President of Enterprise. If employment by the Company of the president of Enterprise terminates or if he becomes unable to perform his duties, the Company may be adversely affected.

[21] SUBSEQUENT EVENTS [UNAUDITED] - SUBSEQUENT TO THE REPORT DATE OF THE
     INDEPENDENT AUDITORS

[A] SETTLEMENT OF PEN INTERCONNECT ARBITRATION - Subsequent to the closing of the acquisition of the San Jose Division of Pen Interconnect, a dispute arose concerning various aspects of the transaction. On February 14, 1997, TMCI filed a Demand for Arbitration against Pen, seeking a substantial purchase price reduction or, in the alternative, other remedies and damages as provided by law. Management suspended all payments to Pen, including payments due under the promissory notes, aggregating $900,000. Pen, in turn, sought to accelerate the promissory notes. At September 30, 1997, the Company classified the promissory notes as maturing under the original terms provided therein. On November 25, 1997, TMCI and PII entered into a letter agreement whereby there will be no purchase price reduction and TMCI will pay PII the full amount due under the promissory note, plus interest, in common stock of the Company. TMCI will pay 132,000 shares of stock valued at $984,000. [See Note 11].

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[21] SUBSEQUENT EVENTS [UNAUDITED] - SUBSEQUENT TO THE REPORT DATE OF THE
     INDEPENDENT AUDITORS [CONTINUED]

[B] LETTER OF INTENT - The Company has entered into a non-binding letter of intent to acquire the assets and assume the liabilities of a Santa Clara based distributor of electronic parts. There can be no assurance that the acquisition will be successfully completed.

[22] PRO FORMA INCOME TAXES [UNAUDITED]

The pro forma income tax amounts presented in 1996 reflect the income tax expense that would have been recorded if the Company had been combined as of the beginning of the year and had been taxed as if all companies were a C corporation.

[23] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ["FASB"] has also issued Statement of Financial Accounting Standards ["SFAS"] No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Earlier application is not allowed. The provisions of SFAS No. 125 must be applied prospectively; retroactive application is prohibited. Adoption on January 1, 1997 is not expected to have a material impact on the Company. The FASB deferred some provisions of 125, which are not expected to be relevant to the Company.

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," in February 1997.

SFAS No. 128 simplifies the earnings per share ["EPS"] calculations required by Accounting Principles Board ["APB"] Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No.
15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented; however, the Company has not sufficiently analyzed SFAS No. 128 to determine what effect SFAS No. 128 will have on its historically reported EPS amounts.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.

The FASB has issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES - NOTES TO FINANCIAL STATEMENTS

(INFORMATION RELATED TO THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
 IS UNAUDITED)
-------------------------------------------------------------------------------


[24] UNAUDITED INTERIM STATEMENTS

The financial statements as of September 30, 1997 and 1996, and for the periods ended September 30, 1997 and 1996 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made. The results of the interim periods are not necessarily indicative of the results obtained for full fiscal years.





                           . . . . . . . . . . . . .

==========================================================             =========================================================
NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE HEREBY.  IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT                                 2,672,000 Shares of Common Stock
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE                                        Issuable Upon Exercise of
COMPANY.  THIS PROSPECTUS DOES NOT CONSTITUTE AN                                           Class A Warrants
OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO                                         _____________
WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY
JURISDICTION IN WHICH SUCH AN OFFER WOULD BE                                                 128,000 Units
UNLAWFUL.  ANY MATERIAL MODIFICATION OF THE OFFERING
WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO
THE REGISTRATION STATEMENT.                                                                TMCI ELECTRONICS,

                                                                                                  INC.

                    TABLE OF CONTENTS




                                                    Page

Prospectus Summary.................................... 3                                       PROSPECTUS
Risk Factors.......................................... 9
Use of Proceeds.......................................20
Dilution..............................................20
Price Range of Common Stock and Dividend
  Policy..............................................21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..........................................22
Business..............................................30
Management............................................38
Principal Stockholders................................42
Certain Transactions..................................44
Description of Securities.............................46                                    February 2, 1998
Plan of Distribution..................................48
Legal Proceedings.....................................49
Legal Matters.........................................49
Experts...............................................49
Index to Financial Statements.........................50
Pro Forma Condensed Combined Financial
Statements...........................................P-1
Report of Independent Auditors.......................F-1







==========================================================             =========================================================

                                 PART TWO

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemization of fees and expenses, payable from the net proceeds of the offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All fees and expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees.

SEC Registration and Filing Fee.....................................$     -0-
NASD Registration and Filing Fee..........................................-0-
Nasdaq Listing and Filing Fee.............................................-0-
Financial Printing......................................................5,000
Transfer Agent Fees.......................................................-0-
Accounting Fees and Expenses............................................5,000
Legal Fees and Expenses................................................22,000
Blue Sky Fees and Expenses.............................................10,000
Miscellaneous.........................................................  3,000
         TOTAL........................................................$45,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration.

         The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The following information sets forth all securities of the Company sold by it within the past three (3) years, which securities were not registered under the Securities Act of 1933, as amended:


         The Company was incorporated in the State of Delaware on December 7, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.001 par value. There are currently 3,596,332 shares of common stock issued and outstanding. See "Principal Stockholders" and "Description of Securities."


         On December 28, 1995, the Company issued 600,000 shares of its Common Stock to Rolando Loera, Chairman, Chief Executive Officer and President of the Company pursuant to the merger of the predecessor of the Company into the Company in exchange for the cancellation of an equal number of shares in the predecessor company. The predecessor corporation (TMCI Electronics, Inc.) was organized under the laws of California on September 26, 1995 and had conducted no operations prior to the merger.
See "Principal Stockholders" and "Description of Securities."

         The Company issued 893,600 shares of its Common Stock to Rolando Loera and Rolando Loera, Trustee for Touche's Employee Stock Ownership Plan and three officers of the Company (Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr.) pursuant to Stock Purchase Agreements dated as of December 28, 1995 in exchange for all of the issued and outstanding stock of Touche and TEI.

         In November 1995, the Company borrowed $1,000,000 in a bridge loan from the Selling Securityholders excluding for this purpose Rolando Loera) at the rate of eight percent (8%) simple annual interest, which was paid at the closing of the public offering from the net proceeds of the public offering. 400,000 shares of Common Stock and 1,200,000 Class A Warrants were issued to the Selling Securityholders which were identical to the Class A Warrants included in the Units being offered by the Company. The Shares of Common Stock, Class A Warrants and the shares of Common Stock underlying the Class A Warrants were registered in connection with that offering. The Company did not receive any of the proceeds from the sale of the securities offered by the Selling Securityholders. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants offered by the Selling Securityholders be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to an additional $6,600,000.

         In November 1996, the Company issued 134,172 shares of Common Stock in connection with the acquisition of certain assets from Pen Interconnect, Inc.

         In January 1997, the Company issued 96,560 shares of Common Stock in connection with the acquisition of Enterprise Industries, Inc.


         On December 22, 1997, the Company entered into an agreement in connection with the acquisition of Trinity Electronics, Inc. whereby the Company is obligated to issue 404,539 shares of Common Stock.


         The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

         All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of Exhibits filed herewith by TMCI Electronics, Inc. as part of the SB-2 Registration Statement and related
Prospectus:

1.0      Form of Underwriting Agreement.(b)
1.1      Form of Selected Dealers Agreement, as amended.(b)
3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(a)
3.1      By-laws.(c)
3.2 Agreement of Merger between TMCI Electronics, Inc., a California corporation, and TMCI Electronics, Inc., a Delaware corporation.(a)
3.3      Certificate of Merger.(a)
4.0      Specimen Copy of Common Stock Certificate.(a)
4.1      Form of Class A Warrant Certificate.(a)
4.2      [Intentionally omitted.]
4.3      Form of Underwriters' Purchase Option, as amended.(b)
4.4      Form of Warrant Agreement, as amended.(b)
5.0      Opinion of Gould & Wilkie.(a)
10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(a)
10.1     Bridge Loan Agreements and Promissory Notes.(a)
10.2     Subscription Paper, dated November 6, 1995.(a)
10.3 Stock Purchase Agreement, dated December 28, 1995 relating to Touche Manufacturing Company, Inc.(a)
10.4 Stock Purchase Agreement dated December 28, 1995 relating to Touche Electronics, Inc.(a)
10.5 Small Business Loan Agreement dated October 26, 1993 with related Guarantee of Touche Manufacturing Company, Inc., Touche Electronics, Inc. and Rolando Loera.(a)
10.6 Lease Agreement dated January 1, 1993 relating to 1875 Dobbin Drive, San Jose, CA.(a)
10.7 Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbin Drive, San Jose, CA.(a)
10.8 Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road, San Jose, CA.(a)
10.9     1995 Stock Option Plan.(a)
10.10    Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(a)
10.11 Convertible Promissory Notes, as amended, and Stock Purchase Option Agreements, as amended, of Touche Manufacturing Company, Inc. and Touche Electronics, Inc.(b)
10.12 Asset Purchase Agreement dated November 1, 1996 by and among Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI Electronics, Inc.(e)
10.13 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc.(f)

10.14 Merger Agreement and Plan of Reorganization by and among TMCI Electronics, Inc., TMCI/Trinity Acquisition Corp., Trinity Electronics, Inc. and Patrick McQuade, dated December 22, 1997.(g)

11.0     Computation of Earnings per share.(h)


21.0     Subsidiaries of the Registrant.(d)
23.0     Consent of Gould & Wilkie is contained as Exh.5.0.(c)
23.1     Consent of Moore Stephens, P.C.
23.2     Consent of Dominic A. Polimeni.(c)


(a) Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-80973) as originally filed with the Securities and Exchange Commission (the "SEC") on December 29, 1995 (the "Registration Statement").
(b) Incorporated by reference to Amendment No. 1 to the Registration Statement, as filed with the SEC on February 14, 1996.
(c) Incorporated by reference to Amendment No. 2 to the Registration Statement, as filed with the SEC on March 4, 1996.
(d) Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement, as filed with the SEC on March 21, 1997.
(e) Incorporated by reference to Exhibit 1.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1996.
(f) Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.

(g) Incorporated by reference to Exhibit 2.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.
(h) Incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement, as filed with the SEC on November 19, 1997.


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

         The undersigned Registrant also undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on January 29, 1998.


                                            TMCI ELECTRONICS, INC.



                                            By:/s/ ROLANDO LOERA
                                               --------------------------------
                                                    Rolando Loera
                                                    Chairman, President and
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                                     DATE
         ---------                          -----                                     ----

/s/ ROLANDO LOERA                   Chairman, President, Chief                  January 29, 1998
----------------------               Executive Officer, Director
Rolando Loera                        [Principal Executive Officer]


/s/ CHARLES E. SHAW                 Vice President, Chief Financial             January 29, 1998
----------------------               Officer, Director [Principal
Charles E. Shaw                      Financial Officer]



/s/ ROBERT LOERA                    Controller, Secretary, Director             January 29, 1998
----------------------               [Principal Accounting Officer]
Robert Loera


/s/ THOMAS F. CHAFFIN               Director                                    January 29, 1998
-----------------------
Thomas F. Chaffin


-----------------------             Director
Robert C. Fink


/s/ BORIS LIPKIN                    Director                                    January 29, 1998
-----------------------
Boris Lipkin


/s/ DOMINIC A. POLIMENI             Director                                    January 29, 1998
------------------------
Dominic A. Polimeni

                               INDEX TO EXHIBITS

1.0      Form of Underwriting Agreement.(b)
1.1      Form of Selected Dealers Agreement, as amended.(b)
3.0 Certificate of Incorporation, filed with Delaware Secretary of State on December 7, 1995.(a)
3.1      By-laws.(c)
3.2 Agreement of Merger between TMCI Electronics, Inc., a California corporation, and TMCI Electronics, Inc., a Delaware corporation.(a)
3.3      Certificate of Merger.(a)
4.0      Specimen Copy of Common Stock Certificate.(a)
4.1      Form of Class A Warrant Certificate.(a)
4.2      [Intentionally omitted.]
4.3      Form of Underwriters' Purchase Option, as amended.(b)
4.4      Form of Warrant Agreement, as amended.(b)
5.0      Opinion of Gould & Wilkie.(a)
10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(a)
10.1     Bridge Loan Agreements and Promissory Notes.(a)
10.2     Subscription Paper, dated November 6, 1995.(a)
10.3 Stock Purchase Agreement, dated December 28, 1995 relating to Touche Manufacturing Company, Inc.(a)
10.4 Stock Purchase Agreement dated December 28, 1995 relating to Touche Electronics, Inc.(a)
10.5 Small Business Loan Agreement dated October 26, 1993 with related Guarantee of Touche Manufacturing Company, Inc., Touche Electronics, Inc. and Rolando Loera.(a)
10.6 Lease Agreement dated January 1, 1993 relating to 1875 Dobbin Drive, San Jose, CA.(a)
10.7 Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbin Drive, San Jose, CA.(a)
10.8 Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road, San Jose, CA.(a)
10.9     1995 Stock Option Plan.(a)
10.10    Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(a)
10.11 Convertible Promissory Notes, as amended, and Stock Purchase Option Agreements, as amended, of Touche Manufacturing Company, Inc. and Touche Electronics, Inc.(b)
10.12 Asset Purchase Agreement dated November 1, 1996 by and among Pen Interconnect, Inc., Touche Electronics, Inc. and TMCI Electronics, Inc.(e)
10.13 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise Industries, Inc.(f)

10.14 Merger Agreement and Plan of Reorganization by and among TMCI Electronics, Inc., TMCI/Trinity Acquisition Corp., Trinity Electronics, Inc. and Patrick McQuade, dated December 22, 1997.(g)
11.0     Computation of Earnings per share.(h)

21.0     Subsidiaries of the Registrant.(d)
23.0     Consent of Gould & Wilkie is contained as Exh.5.0.(c)
23.1     Consent of Moore Stephens, P.C.
23.2     Consent of Dominic A. Polimeni.(c)

----------

(a) Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-80973) as originally filed with the Securities and Exchange Commission (the "SEC") on December 29, 1995 (the "Registration Statement").
(b) Incorporated by reference to Amendment No. 1 to the Registration Statement, as filed with the SEC on February 14, 1996.
(c) Incorporated by reference to Amendment No. 2 to the Registration Statement, as filed with the SEC on March 4, 1996.
(d) Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement, as filed with the SEC on March 21, 1997.
(e) Incorporated by reference to Exhibit 1.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1996.
(f) Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.

(g) Incorporated by reference to Exhibit 2.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.
(h) Incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement, as filed with the SEC on November 19, 1997.